Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

KARPOS INTERMEDIATE, LLC,

KARPOS MERGER SUB, INC.,

and

KEYPATH EDUCATION INTERNATIONAL, INC.

Dated as of May 23, 2024

i

ii

Exhibit A	Guarantors

Exhibit B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Amended and Restated Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 23, 2024, is by and among Keypath Education International, Inc., a Delaware corporation (the “Company”), Karpos Intermediate, LLC, a Delaware limited liability company (“Parent”), and Karpos Merger Sub, Inc., a Delaware corporation and direct wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, subject to the terms and conditions of this Agreement, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as a wholly-owned Subsidiary of Parent (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has established a special committee (the “Special Committee”), consisting solely of members of the Company Board of Directors that are disinterested and independent of Parent, Merger Sub, the Affiliated Stockholders (as defined herein) and their respective Affiliates (as defined herein) to, among other things, evaluate and negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and to make a recommendation to the Company Board of Directors as to whether the Company should enter into this Agreement;

WHEREAS, the Special Committee has unanimously (a) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the holders of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), including holders of Company CDIs issued over Company Common Stock (other than the Affiliated Stockholders, Parent, Merger Sub, Rollover Stockholders, any current directors of the Company or Company Section 16 Officers (as defined herein), or any of their respective Affiliates, “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act (as defined herein))) (the “Unaffiliated Stockholders”), (b) determined that it is advisable and in the best interests of the Company and the Unaffiliated Stockholders to enter into, and approve, adopt and declare advisable, this Agreement and (c) recommended that the Company Board of Directors (i) determine that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) determine that it is in the best interests of the Company to enter into, and approve, adopt and declare advisable, this Agreement, (iii) approve the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (iv) direct that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and (v) recommend that the stockholders of the Company vote, or cause the shares of Company Common Stock underlying their Company CDIs to vote, to adopt this Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Company Board of Directors, acting upon the unanimous recommendation of the Special Committee, by unanimous vote of the Non-Recused Directors (as defined below) (a) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (b) determined that it is in the best interests of the Company to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (d) directed that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the stockholders of the Company, and (e) resolved to recommend that the stockholders of the Company vote, or cause the shares of Company Common Stock underlying their Company CDIs to vote, to adopt this Agreement and approve the Transactions, including the Merger, at any meeting of the stockholders held for such purpose and any adjournment or postponement thereof (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the terms of the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) determined that it is in the best interests of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (c) approved the execution and delivery, by Merger Sub, of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, and (d) resolved to recommend that Parent, as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Transactions, including the Merger, by written consent;

WHEREAS, as an inducement and a condition to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the parties set forth on Exhibit A (collectively, the “Guarantors” and each, a “Guarantor”) have delivered to the Company a limited guaranty (the “Limited Guaranty”), pursuant to which the Guarantors have agreed to guarantee only the obligations of Parent and Merger Sub set forth in Section 7.3(b) hereunder, subject to the terms and conditions of the Limited Guaranty;

WHEREAS, concurrently with or prior to the execution of this Agreement, as an inducement to Parent to enter into this Agreement, Parent and certain holders of Company Common Stock (the “Rollover Stockholders”) shall have entered into one or more rollover agreements (the “Rollover Agreements”) pursuant to which the Rollover Stockholders are, among other things, agreeing to, directly or indirectly, exchange shares of Company Common Stock underlying their Company CDIs having an aggregate value equal to the Rollover Amount (the “Rollover Shares”) for direct or indirect equity interests in Sterling Karpos Holdings, LLC, a Delaware limited liability company, in each case subject to the terms and conditions of the Rollover Agreements;

WHEREAS, (i) as of the date hereof, the Sponsor and the Specified Stockholder (each, as defined herein) collectively own 141,687,978 Company CDIs issued over the shares of Company Common Stock (the “Specified Stockholder Shares”), which shares constitute all of the shares of Company Common Stock owned directly or through Company CDIs by the Affiliated Stockholders, and (ii) as a condition and inducement to the Company’s willingness to enter into this Agreement, the Sponsor, the Specified Stockholder and the Company have entered into a voting and support agreement (the “Support Agreement”) in connection with the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other Transactions and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger as the surviving corporation (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a direct, wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place by the electronic exchange of documents on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. As soon as practicable on the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, the Company Certificate (as defined below), as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit B until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.10).

(b) The Parties shall take all necessary action such that, at the Effective Time, the Company Bylaws (as defined below), as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit C until thereafter changed or amended as provided therein or by applicable Law (but subject to Section 5.10).

Section 1.6 Directors. Immediately prior to, but conditioned on the occurrence of, the Effective Time, each of the directors of the Company Board of Directors shall resign as a director of the Company with effect as of the Effective Time, and the Parties shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, shall be the directors of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The Parties shall take all necessary action such that the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and as of the Effective Time and shall hold such offices until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Article II
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or Merger Sub Common Stock:

(i) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Rollover Shares, any Cancelled Shares (as defined below) and any Dissenting Shares (as defined below)) shall be automatically converted into the right to receive AU$0.87 in cash, without interest (the “Transaction Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Transaction Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.2.

(ii) Cancellation of Company Common Stock. At the Effective Time, each share of Company Common Stock that immediately prior to the Effective Time (x) is held in the treasury of the Company, (y) is owned or is represented by Company CDIs owned by Parent (including any Rollover Shares) or any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub), or (z) is to be treated as otherwise agreed to in writing before the Effective Time between Parent or its Affiliates and the holder thereof, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (such shares described in the foregoing clauses (x), (y) and (z), the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Merger Sub Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, any certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

All of the shares of Company Common Stock converted into the right to receive the Transaction Consideration pursuant to this Article II shall no longer be outstanding and upon the conversion thereof shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Transaction Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate, as applicable, have been converted pursuant to this Section 2.1(a).

(b) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a Person (a “Dissenting Stockholder”) who has not voted in favor of the adoption of this Agreement and who has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of shares of Company Common Stock to demand appraisal of their shares (the “Appraisal Provisions”) of Company Common Stock, and may include shares of Company Common Stock held by the Depositary in respect of which (i) no vote in favor of adoption of this Agreement was cast by the Depositary and (ii) all actions have been taken by or on behalf of the beneficial owner of such shares to properly exercise the dissenters’ rights in accordance with the DGCL (whether directly on instruction of a holder of Company CDIs or by a Person, including a holder of Company CDIs, as proxy for the Depositary) (“Dissenting Shares”), shall not be converted into the right to receive the Transaction Consideration as described in Section 2.1(a)(i), but such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. To the extent such Dissenting Stockholder, whether before, at or after the Effective Time, effectively withdraws its demand for appraisal with respect to one or more shares of Company Common Stock or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder’s shares of Company Common Stock so withdrawn or with respect to which there is a loss or failure to perfect rights of appraisal shall thereupon be treated as though such shares of Company Common Stock had been converted as of the Effective Time into the right to receive the Transaction Consideration pursuant to Section 2.1(a)(i) and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment to any Dissenting Stockholder with respect to, or settle or offer to settle, or approve the withdrawal of, any such demands. Solely for purposes of this Section 2.1(b), a holder of shares of Company Common Stock shall include a “beneficial owner” (as defined in Section 262 of the DGCL) to the extent, and solely to the extent, such a beneficial owner is permitted to demand and perfect an appraisal of shares of Company Common Stock pursuant to the Appraisal Provisions.

(c) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock or Company CDIs shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares or any stock dividend or distribution with a record date during such period, the Transaction Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(c) shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.2 Exchange of Certificates and Book-Entry Shares.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Transaction Consideration in the Merger in accordance with this Section 2.2 and shall enter into an agreement relating to the Paying Agent’s responsibilities under this Agreement, which shall be in form and substance reasonably satisfactory to the Company.

(b) Deposit of Transaction Consideration. Parent shall deposit, or cause to be deposited, with the Paying Agent, prior to or concurrently with the Effective Time, cash in Australian dollars sufficient to pay the aggregate Transaction Consideration payable in the Merger to holders of Company Common Stock, other than Rollover Shares, Cancelled Shares and Dissenting Shares (such cash, the “Payment Fund”); provided, that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Transaction Consideration from the Company Cash on Hand as specified in such request.

(c) Exchange Procedures.

(i) Depositary Shares. Prior to the Effective Time, Parent and the Company shall establish procedures to ensure that: (A) the Company delivers and surrenders to the Paying Agent, before the Effective Time, the Certificate representing the Depositary Shares (provided; if the Effective Time does not occur, the Company will be entitled to the return of the Certificate), (B) the Paying Agent holds, or is provided with, a register of Company CDI holders as of immediately prior to the Effective Time, including sufficient information for the Paying Agent to make payment to such Company CDI holders of the Transaction Consideration promptly following the Effective Time pursuant to the direction set forth in Section 2.2(c)(i)(F); (C) the Company requests ASX to suspend trading of the Company CDIs promptly after the Requisite Company Stockholder Approvals have been obtained and so that there are at least two (2) days on which settlement occurs on ASX prior to the Effective Time; (D) the Paying Agent holds, or is provided with a copy of, the register of Company Common Stock identifying the number of Depositary Shares as of immediately prior to the Effective Time and that number is equal to the number of Company CDIs on issue at that time; (E) provided the Effective Time occurs, the Company, as attorney for the Depositary under Rule 13.5.8 of the ASX Settlement Operating Rules, directs the Paying Agent to pay the Transaction Consideration in respect of Depositary Shares (excluding the Rollover Shares and Cancelled Shares) to the holders of Company CDIs issued over those Depositary Shares as of immediately prior to the Effective Time (and not to the Depositary) as provided for in Rules 13.6.1 and 13.6.7(c) of the ASX Settlement Operating Rules; (F) promptly following the Effective Time, the Paying Agent makes payment of the Transaction Consideration, without interest, to the holders of Company CDIs as of the Effective Time for each Company CDI held by such holders pursuant to the direction set forth in Section 2.2(c)(i)(E); and (G) promptly following the Effective Time, the Paying Agent reduces, as of the Effective Time, all holdings of Company CDIs to zero, thereby cancelling those Company CDIs which shall cease to exist as at the Effective Time.

(ii) Certificates. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of shares of a Certificate (excluding Certificates representing the Depositary Shares which are to be surrendered to the Paying Agent prior to the Effective Time in accordance with Section 2.2(c)(i)(A)) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall otherwise be in such form and contain such provisions as are customary and reasonably acceptable to the Company) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates in exchange for the payment of the Transaction Consideration payable in the Merger.

(iii) Book-Entry Shares. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of Book-Entry Shares (A) a Letter of Transmittal and (B) instructions for use in effecting the surrender of Book-Entry Shares in exchange for payment of the Transaction Consideration payable in the Merger. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this Article II.

(iv)   Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Transaction Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(d) Surrender of Certificates or Book-Entry Shares. Other than in respect of the Depositary Shares, upon surrender of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Transaction Consideration. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the Transaction Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Transaction Consideration. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Transaction Consideration shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to exchange and deliver as promptly as reasonably practicable after the Effective Time, the Transaction Consideration in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall forthwith be cancelled.

(e) No Further Ownership Rights in Company Common Stock. The Transaction Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock and cancellation of any underlying Company CDIs shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Transaction Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share in accordance with Section 2.2(d), without interest, and (ii) the stock transfer books of the Company and the Company CDI register shall be closed with respect to all shares of Company Common Stock and Company CDIs outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company and the Company CDI register shall be closed, and there shall be no further registration on the stock transfer books of the Surviving Corporation of transfers of shares of Company Common Stock, and no further registration of any transfer on the Company CDI register of Company CDIs, that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, any Certificates (or affidavit of loss in lieu thereof) or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(f)   Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. No such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, or to the extent the Payment Fund otherwise diminishes for any reason below the level required for the Paying Agent to make payments pursuant to this Article II, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses or other shortfall (and add or cause the Company to add sufficient cash to the Payment Fund in the event Dissenting Shares lose their status as such in accordance with the second sentence of Section 2.1(b)), which additional funds will be deemed to be part of the Payment Fund. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any cash amounts in excess of the amounts payable under Section 2.1 shall be promptly returned to Parent.

(g) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon Parent’s demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation for satisfaction of its claim for Transaction Consideration which such holder has the right to receive pursuant to this Article II.

(h) No Liability. None of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Parent, and, if required by the Surviving Corporation, Parent, the Depositary or the Paying Agent, the posting by such Person of a bond in customary amount as Parent, the Depositary or the Paying Agent may reasonably require as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

Section 2.3 Company Equity Awards. Except as otherwise agreed by Parent and an individual holder of Company Equity Awards (as defined below) or as set forth in Section 3.2(b)(iii) of the Company Disclosure Letter:

(a) Company RSU Awards.

(i) Immediately prior to the Effective Time, each restricted stock unit in respect of Company Common Stock (a “Company RSU”) that is outstanding and vested at such time (each, a “Vested RSU”) shall, automatically and without any required action on the part of the holder thereof, be canceled and converted into the right to receive (without interest), at the time set forth in Section 2.3(d) (or such later time as required to avoid imposition of additional Taxes under Section 409A of the Code), an amount in cash equal to (x) the total number of shares of Company Common Stock subject to such Vested RSU multiplied by (y) the Transaction Consideration, less applicable Taxes required to be withheld with respect to such payment.

(ii) Each Company RSU outstanding immediately prior to the Effective Time that is not a Vested RSU (each an “Unvested RSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (i) the number of shares of Company Common Stock subject to such award of Unvested RSUs as of immediately prior to the Effective Time multiplied by (ii) the Transaction Consideration (the “Cash Replacement RSU Amounts”). The Cash Replacement RSU Amounts will, subject to the holder’s continued service with Parent and its Affiliates through the applicable vesting dates, vest and be payable at the same time as the Unvested RSU for which such Cash Replacement RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement RSU Amounts will have substantially the same terms and conditions, including, with respect to vesting as applied to the Unvested RSU for which they were exchanged, except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement RSU Amounts.

(b) Company Stock Options. Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option” and, together with the Company RSUs, the “Company Equity Awards”), to the extent then unexercised, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Company Option to receive (without interest), an amount in cash equal to (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the Transaction Consideration over the exercise price per share of Company Common Stock under such Company Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has a per share exercise price that is greater than or equal to the Transaction Consideration shall be cancelled at the Effective Time for no consideration or payment and shall be of no further force or effect.

(c) Company Actions. Prior to the Effective Time, the Company, the Company Board of Directors or the appropriate committee thereof, as applicable, shall adopt any resolutions and take any actions (excluding the payment of additional compensation in excess of the amounts provided for in this Section 2.3) which are reasonably necessary to terminate the Company Stock Plan (effective as of, and contingent upon, the Effective Time) and effectuate the provisions of this Section 2.3, including using reasonable best efforts to obtain any required consents.

(d) Payment for Company Equity Awards. As promptly as reasonably practicable following the Closing Date, but in no event later than ten (10) Business Days following the Closing Date, the applicable former holders of Company Options and Vested RSUs will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such former holders in respect of Company Options and Vested RSUs that were cancelled and converted pursuant to Section 2.3(a)(i) or Section 2.3(b), as applicable (after giving effect to any required Tax withholdings as provided in Section 2.4). Notwithstanding the foregoing, if any payment owed to a holder of Company Equity Awards cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder (less applicable withholding Taxes), which check will be sent by courier to such holder promptly following the Closing Date (but in no event more than ten (10) Business Days thereafter).

Section 2.4 Tax Withholding. Notwithstanding anything to the contrary contained herein, each of the Company, Parent, Merger Sub, the Surviving Corporation, the Depositary and the Paying Agent (and each of their respective agents or Affiliates) (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Law. Any amounts so deducted or withheld and timely paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Other than in the case of withholding with respect to amounts constituting compensation income for U.S. federal income tax purposes (it being understood that no payment in exchange for Company Common Stock pursuant to this Agreement shall constitute compensation income), the Parties shall use commercially reasonable efforts to cooperate with the applicable Person and the Representative to eliminate or reduce any such deduction or withholding (including through providing such Person with an opportunity to provide any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in (i) all reports, schedules, forms, statements and other documents (in each case, including all documents incorporated by reference therein) filed or furnished (as applicable) by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) since February 26, 2024 (collectively, the “Company SEC Documents”), (but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-Looking Statements”, or in any such case, similarly titled captions, and any other disclosures that are cautionary, predictive, speculative or forward-looking in nature (but not, for the avoidance of doubt, any statements regarding specific historical facts or circumstances) in any such Company SEC Documents) or (ii) in the Company ASX Documents (as defined below) since June 30, 2022 but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Forward-Looking Statements”, or in any such case, similarly titled captions, and any other disclosures that are cautionary, predictive, speculative or forward-looking in nature (but not, for the avoidance of doubt, any statements regarding specific historical facts or circumstances) in any such Company ASX Documents (together with the Company SEC Documents, the “Company Reports”); provided, that nothing in the Company Reports shall be deemed to be disclosures against clause (ii) of Section 3.9; or (y) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, and (ii) the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (A) of the materiality of such item or that such item did not arise in the ordinary course of business, or that such item rose to any particular threshold, or (B) of any non-compliance or conflict with, or violation or breach of, any Contract, any other third-party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be validly existing or in good standing would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter lists all of the Subsidiaries of the Company.

(c) The copies of the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), and the Amended and Restated Bylaws of the Company, as amended (the “Company Bylaws,” and collectively with the Company Certificate, the “Company Organizational Documents”), made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, and 500,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on May 22, 2024 (the “Capitalization Date”), (i) 214,694,686 shares of Company Common Stock were issued and outstanding of which 214,694,686 shares are represented by 214,694,686 Company CDIs (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury or by any Subsidiary of the Company, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 4,248,629 shares of Company Common Stock pursuant to the exercise of outstanding Company Options were outstanding and (v) 9,384,472 shares of Company Common Stock subject to issuance on settlement of outstanding Company RSU Awards were outstanding. As of the close of business on May 22, 2024, an aggregate of no shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan. The exercise price per share of each Company Option is in excess of the Transaction Consideration.

(b) Except as expressly permitted by Section 5.1(b) after the date of this Agreement, there are not any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any of its Subsidiaries to make any payment based on or resulting from the value or price of Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) Tax withholding in connection with the exercise or vesting of Company Equity Awards, as applicable, and (iii) forfeitures of Company Equity Awards, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or the capital stock of any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth, with respect to each Company Equity Award that is outstanding as of the Capitalization Date: (i) the name and country of residence of the holder of such Company Equity Award, (ii) the total number of shares of Company Common Stock that are subject to each Company Equity Award, (iii) the exercise price per share of Company Common Stock purchasable under Company Options, (iv) the grant date, and (v) the vesting schedule and current vesting status for such Company Equity Award.

(d) All outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company Equity Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and will be fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, and all of such shares and equity interests are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights in favor of any Person other than the Company or a direct or indirect wholly owned Subsidiary of the Company. No Subsidiary of the Company owns any shares of Company Common Stock.

(f)   There are no existing and outstanding (i) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interests of the Company or any of its Subsidiaries or (ii) contractual obligations or agreements restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any capital stock of the Company or capital stock of (or other equity or voting interest in) the Company’s Subsidiaries.

(g) Since the Capitalization Date through the date hereof, the Company has not (1) issued any Company Common Stock or other capital stock of the Company or incurred any obligation to make any payments to any Person based on the price or value of any Company Common Stock, other capital stock of the Company or any instrument issued pursuant to the Company Stock Plan, other than in connection with any awards made pursuant to the Company Stock Plan outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Common Stock or other capital stock of the Company. As of the date hereof, no dividends or similar distributions have accrued or been declared but are unpaid on any Company Common Stock or other capital stock of the Company, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Common Stock or other capital stock of the Company (in each case, other than with respect to dividends to be paid by any wholly owned Subsidiary of the Company to the Company).

(h) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, in each case other than a Subsidiary of the Company.

Section 3.3 Corporate Authorization.

(a) Assuming the accuracy of the representations and warranties in Section 4.14, the Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. Assuming the accuracy of the representations and warranties in Section 4.14, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, including the Merger, have been duly and validly authorized by the Company Board of Directors and, other than as set forth in Section 3.3(b) and Section 3.3(c), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the consummation of the Transactions, including the Merger.

(b) The Special Committee has unanimously (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) determined that it is advisable and in the best interests of the Company and the Unaffiliated Stockholders to enter into, and approve, adopt and declare advisable, this Agreement and (iii) made the Special Committee Recommendation.

(c) The Company Board of Directors (acting upon the unanimous recommendation of the Special Committee) has by unanimous vote of the Non-Recused Directors (as defined below) (i) determined that the terms of this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and its Unaffiliated Stockholders, (ii) determined that it is in the best interests of the Company to enter into, and approved, adopted and declared advisable, this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement and the approval of the Transactions, including the Merger, be submitted to the holders of Company Common Stock at the Company Stockholder Meeting, and (v) resolved to make the Company Board Recommendation.

(d) Assuming the accuracy of the representations and warranties in Section 4.14, the Requisite Company Stockholder Approvals are the only votes of the holders of any class or series of Company capital stock that are necessary under the DGCL and the Company Organizational Documents to adopt, approve or authorize this Agreement and to consummate the Transactions, including the Merger.

(e) This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties in Section 4.14, and assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a Proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

Section 3.4 No Conflicts. Assuming the accuracy of the representations and warranties in Section 4.14, the execution and delivery of this Agreement by the Company does not and the consummation by the Company of the Transactions, including the Merger will not, assuming the Requisite Company Stockholder Approvals are obtained in accordance with the DGCL, (a) conflict with or violate any provision of the Company Organizational Documents or any of the similar Organizational Documents of any of its Subsidiaries or (b) assuming that the authorizations, consents and approvals referred to in Section 3.5 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination, cancellation or acceleration of any right or obligation under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or otherwise prevent or materially delay the consummation of the Transactions, including the Merger.

Section 3.5 Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the filing with the SEC of (i) a proxy statement to be mailed to the Company’s stockholders relating to the Company Stockholder Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and (ii) a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the Company’s stockholders (such Rule 13e-3 transaction statement, as amended or supplemented from time to time, the “Schedule 13E-3”), (c) the Exchange Act, (d) the Securities Act, (e) applicable state securities, takeover and “blue sky” Laws, (f) the filing with the ASX of the Proxy Statement (including the letter to stockholders, notice of meeting, form of proxy, CDI voting instruction form (and any other document incorporated or referenced therein)), submission to the ASX of any drafts of the Proxy Statement, and any other filing or submissions required under the ASX Listing Rules and ASX Settlement Operating Rules to facilitate the Merger, and (g) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including the Merger, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by the Company of the Transactions, including the Merger.

Section 3.6 Company ASX Documents.

(a) Except as set forth on Section 3.6(a) of the Company Disclosure Letter, the Company has filed with or furnished to the ASX, on a timely basis, all forms, statements, certifications, documents and reports required to be filed by it with, or furnished to, the ASX pursuant to applicable Laws, including the ASX Listing Rules, on and from June 2, 2021 (collectively, and in each case including all documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, but excluding the Proxy Statement and Schedule 13E-3, the “Company ASX Documents”).

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Letter, as of their respective filing dates, or in the case of amendments thereto, as of the last such amendment, the Company ASX Documents complied in all material respects in form and content with the requirements of all applicable Laws, including the ASX Listing Rules, applicable to such Company ASX Documents, and none of the Company ASX Documents as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or deceptive.

(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the ASX and has not, since June 2, 2021 through to the date hereof, received any written or, to the Knowledge of the Company, oral notice from the ASX asserting any material noncompliance with such rules and regulations.

Section 3.7 Company Reports; Financial Statements; Controls.

(a) The Company has filed or furnished (as applicable) with the SEC all reports, schedules, forms, statements and other documents (in each case, including all exhibits and schedules thereto and documents incorporated by reference therein) required to be filed or furnished prior to the date hereof by it. As of their respective dates or, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act, Securities Act or the ASX Listing Rules, as the case may be, and the applicable rules and regulations promulgated thereunder, applicable to such Company Reports and (ii) did not, at the time they were filed, or, if amended or superseded prior to the date of this Agreement, as of the date of such subsequent filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) Except as is not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, (i) the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and (ii) the Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within the Company.

(d) The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) (the “Company SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods presented (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP (except as permitted by Regulation S-X or, with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.8 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of June 30, 2023 included in the Company SEC Documents (including the notes thereto), (b) liabilities or obligations that were incurred since June 30, 2023 in the ordinary course of business (none of which arises from or relates to any breach of Contract, tort, violation of Law, or infringement or misappropriation), (c) liabilities or obligations relating to or arising under any Contract to which the Company or any of its Subsidiaries is a party (other than to the extent arising from a breach thereof by the Company or such Subsidiary of the Company), (d) liabilities or obligations which would not have a Company Material Adverse Effect, and (e) liabilities or obligations arising or incurred in connection with this Agreement and the Transactions, including the Merger. There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.9 Absence of Certain Changes or Events. Since June 30, 2023 through the date hereof, except for liabilities or obligations incurred in connection with, or permitted or contemplated by, this Agreement and the Transactions, including the Merger, (i) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any event, change, effect, development or occurrence that would have a Company Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has taken any action that would have required the prior written consent of Parent under clauses (ii), (v), (viii), (x), (xi), (xii), (xiii), (xiv), (xv) and (xvi) of Section 5.1(b) had such action been taken after the date of this Agreement.

Section 3.10  Compliance with Laws; Permits. Other than those violations or allegations that would not have a Company Material Adverse Effect, the Company and its Subsidiaries are not in violation of, and since June 30, 2023 have not violated, any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them. Each of the Company and its Subsidiaries have all required governmental licenses, permits, certificates, approvals and authorizations of a Governmental Entity (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit would not have a Company Material Adverse Effect. To the Knowledge of the Company, since June 30, 2022, none of the Company or its Subsidiaries has received written notice from any Governmental Entity with respect to any default or violation of any Law applicable to the Company or any of its Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect.

Section 3.11  Litigation. As of the date of this Agreement, there are no, and since June 30, 2023, there have been no, Proceedings pending or, to the Knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such), which would have a Company Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against the Company or any of its Subsidiaries that would have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions, including the Merger. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other Transactions.

Section 3.12  Information Supplied.

(a) The Proxy Statement and Schedule 13E-3 will comply in all material respects with the applicable requirements of the Exchange Act and any other applicable federal securities Laws. The Proxy Statement and Schedule 13E-3 will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company, filed with the ASX or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties in this Section 3.12 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement and Schedule 13E-3 based upon information supplied to the Company by Parent or Merger Sub for use or inclusion therein.

Section 3.13  Taxes.

(a) Except as would not have a Company Material Adverse Effect:

(i) All Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (taking into account applicable extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete.

(ii) The Company and each of its Subsidiaries have duly and timely paid or have duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be paid or withheld and remitted by them, or where payment is being contested in good faith pursuant to appropriate procedures, have established an adequate reserve in accordance with GAAP reflected in the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof.

(iii) There is no Proceeding pending or threatened in writing, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(iv)   There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable or that may thereafter be paid without penalty.

(v) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(vi)   Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member, (ii) a transferee or successor of such Person or (iii) a party to a Tax sharing, Tax allocation or Tax indemnity agreement or arrangement with such Person, other than such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and other customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes.

(vii) Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(b) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 or 361 of the Code in the two (2) years prior to the date of this Agreement.

(c) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

Section 3.14  Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a list of all material Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of such written Company Benefit Plan and, to the extent applicable, (i) all material trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both Employee Retirement Income Security Act of 1974 (“ERISA”) funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor, (iv) the most recent IRS determination letter (or opinion or advisory letter upon which the Company is entitled to rely), (v) all material current summary plan descriptions and (vi) all material correspondence received or sent by any Governmental Entity within the past three (3) years. For purposes of this Agreement, “Company Benefit Plan” means each benefit or compensation plan, program, policy, agreement, arrangement or contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and any bonus, commission, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, employment, individual consulting, termination, retention, bonus, change in control or severance, pension, retirement, profit sharing, health, welfare, post-employment welfare, vacation, paid time off or other fringe, agreement, plan, program, policy, arrangement or contract, in each case, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability.

(b) Each Company Benefit Plan has been established, maintained, funded, administered and operated in all material respects in accordance with its terms and in compliance with applicable Law, including ERISA and the Code except as would not have a Company Material Adverse Effect.

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, in each instance, which would have a Company Material Adverse Effect. As used in this Agreement, “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code.

(d) There are no pending, or the Knowledge of the Company, threatened Actions, Proceedings, audits or disputes with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not have a Company Material Adverse Effect.

(e) No Company Benefit Plan is a (i) “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (iii) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has at any time during the last six (6) years sponsored, maintained, contributed to or been obligated to contribute to or otherwise had any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to any such types of plans.

(f) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a current favorable determination letter from the IRS or may rely upon a current opinion or advisory letter from the IRS. The Company and its Subsidiaries have not incurred (whether or not assessed) any material penalty or Tax under Code Sections 4980B, 4980D, 4980H, 6721 or 6722. No Company Benefit Plan provides, and the Company and its Subsidiaries have no current or contingent liability or obligation to provide, post-employment, post-ownership or post-service health or welfare benefits to any Person except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA (and for which the covered Person pays the full premium cost of coverage).

(g)  With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) each Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iv) no Foreign Plan has any material unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(h)  Except as provided in this Agreement or as required by applicable Law, the consummation of the Transactions, including the Merger will not (i) entitle any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries to severance or separation pay or any similar payment, (ii) result in any payment becoming due, result in any funding (through a grantor trust or otherwise) of any compensation or benefits, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer, employee or other service provider, under any Company Benefit Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan or (iv) result in any payment or benefit becoming due that would, individually, or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code or result in any payment of an excise tax by any Person becoming due under Section 4999 of the Code.

(i) No amount under any such Company Benefit Plan has been or is expected to be subject to any interest or additional Taxes imposed under Section 409A of the Code.

(j) There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is bound to provide a gross-up or otherwise reimburse any current or former director, officer, employee or other service provider of the Company or of any of its Subsidiaries for Taxes, including pursuant to Sections 409A or 4999 of the Code.

Section 3.15  Material Contracts.

(a)  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is:

(i) A collective bargaining agreement or similar labor-related Contract with any labor union, works council or other labor organization or employee representative body;

(ii)  a Contract relating to the supply, distribution, delivery or marketing of products or services by the Company or its Subsidiaries that involved payments to the Company and its Subsidiaries in excess of $3,000,000 during the twelve (12) months prior to the date of this Agreement, in each case other than purchase orders or other Contracts entered into in the ordinary course of business;

(iii)  a Contract pursuant to which the Company or any of its Subsidiaries has purchased during the twelve (12) months prior to the date of this Agreement products or services that involved payments by the Company and its Subsidiaries in excess of $1,000,000 during such period, in each case other than purchase orders and other Contracts entered into in the ordinary course of business;

(iv)  a Contract that is a license, royalty or similar Contract with respect to Intellectual Property (other than generally commercially available “off-the-shelf” software programs) that (A) involved payments by or to the Company and its Subsidiaries in excess of $1,000,000 during the twelve (12) months prior to the date of this Agreement or (B) is an exclusive license of any Company Intellectual Property to any Person;

(v)  a joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(vi)  a mortgage, indenture, guarantee, loan, or credit agreement, security agreement, or other Contracts, in each case relating to Indebtedness for borrowed money, whether as borrower or lender, in each case with an outstanding principal balance as of the date of this Agreement in excess of $2,000,000, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) intercompany loans owed by the Company or any direct or indirect wholly owned Subsidiary of the Company to any other direct or indirect wholly owned Subsidiary of the Company, or by any direct or indirect wholly owned Subsidiary to the Company;

(vii)  a Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, in each case (A) for aggregate consideration in excess of $2,000,000 that was entered into after June 30, 2022, or (B) pursuant to which any earn-out or other deferred or contingent payment obligations remain outstanding;

(viii)  a Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(ix)  a Contract that provides for the outsourcing of any material function or part of the business of the Company or any of its Subsidiaries that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, other than general agency agreements or managing general agent agreements; or

(x)  a Contract that requires the Company or any of its Subsidiaries to provide products or services (or to act in any manner) on an exclusive basis, or containing “most favored nation” provisions or a covenant that materially limits the right of the Company or any of its Subsidiaries to engage or compete in any line of business.

Each Contract of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract.”

(b)  Except as would not have a Company Material Adverse Effect, (i) each Company Material Contract is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception, and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract and, to the Knowledge of the Company, no other party to a Company Material Contract is in breach of or default under any such Company Material Contract.

(c)  Complete and correct copies of each Company Material Contract (other than any immaterial omissions), as amended and supplemented, have been filed with the SEC or made available by the Company to Parent, in each case prior to the date hereof.

Section 3.16  Intellectual Property.

(a)  Except as would not have a Company Material Adverse Effect, the Company or a Subsidiary of the Company exclusively owns all Company Intellectual Property, and licenses or otherwise possesses adequate rights to use all other Intellectual Property used in connection with or necessary for the business of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens, other than Permitted Liens.

(b)  Except as would not have a Company Material Adverse Effect, (i) the conduct of the business conducted by the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate, and since June 30, 2022 has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property, and there is no claim alleging the same pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries; and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property and no claim alleging the same are pending or threatened against any Person by the Company or its Subsidiaries.

(c)  Section 3.16(c) of the Company Disclosure Letter contains for the Company Intellectual Property an accurate and complete list of the issued patents, pending patent applications, registered copyrights, pending copyright registrations, registered trademarks, pending applications for registration of trademarks, and internet domain name registrations owned by the Company or any of its Subsidiaries (referred to collectively as the “Company Registered Intellectual Property”), and all of which are, to the Knowledge of the Company, valid and enforceable. No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned, except (i) in accordance with the expiration of the term of such rights, (ii) intentional cancellations and abandonments in the ordinary course of business, or (iii) as would not have a Company Material Adverse Effect.

(d)  Except as would not have a Company Material Adverse Effect, since June 30, 2022, (i) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets of the Company and its Subsidiaries, (ii) all material Intellectual Property developed by past or current employees, consultants, or independent contractors of the Company or any of its Subsidiaries in the scope of their employment or engagement either vested in the Company or one of its Subsidiaries by operation of Law or has been assigned to the Company or one of its Subsidiaries under a written agreement and all Persons with access to trade secrets or confidential information of the Company or any of its Subsidiaries have signed agreements with reasonable confidentiality obligations and use restrictions or are under a legally-binding duty of confidentiality with respect to the same and (iii) to the Knowledge of the Company, no such employee, consultant, or independent contractor is in violation of any such agreement or duty.

(e)  Except as would not have a Company Material Adverse Effect, all computer hardware, firmware, databases, software, systems, information technology infrastructure, networks, and other similar or related items of automated, computerized and/or software systems, infrastructure, and telecommunication assets and equipment owned or used by or for the Company or any of its Subsidiaries, whether or not outsourced (i) are functional and operate and run in a reasonable business manner, and (ii) are sufficient for the current needs of the business of the Company and its Subsidiaries including as to capacity and ability to meet current peak volumes and anticipated volumes in a timely manner, and there have been no material failures, breakdowns, outages, or unavailability of any of the foregoing since June 30, 2022. The Company and its Subsidiaries maintain reasonable backup and disaster recovery plans and procedures with respect to the foregoing and the data stored or processed thereby.

(f) With respect to any software licensed on an “open source” or “freeware” basis that is bundled with, embedded in, linked to, or otherwise integrated with any software owned by the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect (i) the Company and each of its Subsidiaries is and has been in material compliance with all applicable licenses with respect thereto, and (ii) none of such owned software embeds, incorporates, links to, or otherwise uses or interacts with any such open source software or freeware in a manner or relation that requires or would require (or conditions the grant of any rights upon) any distribution (or re-distribution), disclosure, or licensing of, or any licensee being permitted to modify, make derivative works of, or reverse engineer, any proprietary software of the Company or any its Subsidiaries (including any source code thereto), create obligations for the Company or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Intellectual Property owned by the Company or any of its Subsidiaries (including any patent non-asserts or patent licenses), or impose any economic limitations on the Company’s or any of its Subsidiaries’ commercial exploitation thereof. No Person other than the Company or its Subsidiaries (or its or their contractors engaged to provide software development services and that are subject to written agreements with reasonable confidentiality obligations and use restrictions with respect to software code) is in possession of, or has been granted any current or contingent license or other right with respect to, any source code owned by the Company or any of its Subsidiaries, and no such source code has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person by the Company or any of its Subsidiaries and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver, or otherwise grant any right thereto under any circumstance.

(g)  Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain and enforce commercially reasonable policies, procedures and rules regarding data privacy, protection and security as required under applicable Laws, (ii) the Company and its Subsidiaries are, and at all times since June 30, 2022 have been, in compliance with all Data Security Requirements, and (iii) since June 30, 2022, there have been no (A) actual incidents of security breaches or unauthorized access or use of any of the IT Assets or trade secrets of the Company or any of its Subsidiaries, (B) written notices sent to, or received by, the Company or any of its Subsidiaries with respect to non-compliance with any Data Security Requirements, or (C) actual unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such trade secrets or other confidential information.

Section 3.17  Properties.

(a)  The Company does not own any real property.

(b)  Each Leased Real Property is disclosed in Section 3.17(b) of the Company Disclosure Letter. Except as would not have a Company Material Adverse Effect, with respect to each Leased Real Property that is material to the business operations of the Company and its Subsidiaries, taken as a whole: (i) each lease for the Leased Real Property is valid, binding and in full force and effect with respect to the Company and any of its Subsidiaries to the extent a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception and (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any lease with respect to Leased Real Property, and, to the Knowledge of the Company, no other party is in breach of or default under any lease with respect to Leased Real Property.

Section 3.18  Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a)  The Company and its Subsidiaries are, and have been since June 30, 2022, in compliance with all applicable Environmental Laws, including possessing and complying with all Permits required for their respective ownership and operations under applicable Environmental Laws;

(b) There is no Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries under or pursuant to any Environmental Law. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Entity, alleging that the Company or such Subsidiary has been or is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any of its Subsidiaries is a party or subject to any administrative or judicial Order pursuant to any Environmental Law; and

(c)  To the Knowledge of the Company, with respect to any real property that is currently or was formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no releases, spills or discharges of Hazardous Substances on or underneath any of such real property that would be reasonably likely to result in a liability or obligation on the part of the Company or any of its Subsidiaries.

(d)  The representations and warranties contained in Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 3.9, Section 3.10, Section 3.11, Section 3.15 and this Section 3.18 constitute the sole and exclusive representations and warranties of the Company regarding compliance with or liability under Environmental Laws.

Section 3.19  Company Insurance Policies. Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance policies covering the Company and its Subsidiaries that, together with adequately capitalized self-insured or retention arrangements, provide coverage in such amounts and with respect to such risks and losses as is customary for the industries in which the Company and its Subsidiaries operate and that management of the Company has in good faith determined to be adequate for the respective businesses and operations of the Company and its Subsidiaries, (b) each such insurance policy is in full force and effect, and (c) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums) under any such policy. Section 3.19 of the Company Disclosure Letter contains a list of the material insurance policies covering the Company and its Subsidiaries maintained by the Company in effect as of the date hereof.

Section 3.20  Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar Contract with any labor union, works council, or other labor organization or employee representative body (each, a “Labor Agreement”), and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or other labor organization or employee representative body with respect to their employment with the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, since June 30, 2022 (i) the Company and its Subsidiaries have been in compliance with all applicable Laws relating to labor, employment, and employment practices, and (ii) neither the Company nor its Subsidiaries have been the subject of any pending or, to the Knowledge of the Company, threatened Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice. Since June 30, 2022, neither the Company nor its Subsidiaries have been the subject of any Proceeding seeking to compel it to bargain with any labor union, works council or labor organization or employee representative, nor, to the Knowledge of the Company, has any such Proceeding been threatened. Since June 30, 2022, (i) there has been no work stoppage, labor strike or lockout or other material labor dispute against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, there have been no union organizing efforts or activities pending or threatened involving or with respect to employees of the Company or any of its Subsidiaries.

(b)  The Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination or retaliation allegations reported to the Company and its Subsidiaries’ Human Resources department or other internal department or party responsible for the investigation of such complaints. With respect to each such allegation reported in good faith, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper conduct as necessary. Neither the Company nor its Subsidiaries reasonably expects any material liability with respect to any such allegations.

Section 3.21  Takeover Statutes. The Company has elected to opt out of Section 203 of the DGCL. The Board of Directors and the Special Committee have adopted such resolutions and taken all actions so that no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), or any comparable anti-takeover provision of the Company Certificate or Company Bylaws, is applicable to this Agreement or the Transactions, including the Merger.

Section 3.22  Brokers and Finders’ Fees. Except for the fees and expenses payable to BMO Capital Markets Corp., the financial advisor of the Special Committee (”BMO”), as set forth on Section 3.22 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23  Opinion of Financial Advisor. The Special Committee has received an opinion from BMO to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Transaction Consideration to be received by the Unaffiliated Stockholders in the Transaction is fair, from a financial point of view, to such Unaffiliated Stockholders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified as of the date of this Agreement.

Section 3.24  International Trade and Anti-Corruption. Except as would not have a Company Material Adverse Effect or where the conduct at issue does not pertain to the business of the Company:

(a)  Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents is currently or has since June 30, 2022 been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in or for the benefit of any Sanctioned Country in a manner that would violate applicable Sanctions and Export Control Laws; or (iii) otherwise in violation of any applicable Sanctions and Export Control Laws or U.S. anti-boycott requirements (“Trade Controls”).

(b)  Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, has since June 30, 2022 violated or is currently violating any Anti-Corruption Laws.

(c)  Neither the Company nor its Subsidiaries is or has been since June 30, 2022 the subject of any Action regarding any offense or alleged offense under Trade Controls or Anti-Corruption Laws, and no such Action is pending and, to the Knowledge of the Company, none is threatened.

Section 3.25  Related Party Transactions. As of the date hereof, except for any transaction with any Affiliated Stockholder(s) and/or their Representatives, no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.26  No Other Representations and Warranties; Disclaimers. Except for the representations and warranties expressly contained in Article IV, the Company agrees and acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub is making or has made, and the Company hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to Parent, Merger Sub, any of their respective Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to the Company in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 3.26 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that (a) disclosure of any item in any section of this Agreement or any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter to which the relevance of such disclosure is reasonably apparent on its face, and (b) the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission (i) of the materiality of such item, or (ii) of any non-compliance or conflict with, or violation or breach of, any Contract, any other third-party rights (including any Intellectual Property rights) or any Law or Order, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein and/or disclosing information required to be disclosed pursuant to this Agreement), and whether or not any particular representation or warranty refers to or excepts therefrom any specific section or subsection of the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed, qualified or otherwise authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect.

(b)  The copies of the certificate of incorporation of Parent (the “Parent Certificate”) and the bylaws of Parent (the “Parent Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The copies of the certificate of incorporation of Merger Sub (the “Merger Sub Certificate”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”) made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2  Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by each of them of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and, except for the approval and adoption of this Agreement by Parent, in its capacity as sole stockholder of Merger Sub, and as set forth in Section 4.4, no other corporate actions on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Delaware Secretary in accordance with the DGCL. The board of directors of Parent has unanimously approved this Agreement and the Transactions, including the Merger, and the performance by it of its covenants and agreements contained herein. The board of directors of Merger Sub has unanimously (i) determined that the terms of the Transactions, including the Merger, are advisable, fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) determined that it is in the best interests of Merger Sub to enter into, and approved, adopted and declared advisable, this Agreement, (iii) approved the execution and delivery, by Merger Sub, of this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL), the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that Parent, as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Transactions, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflicts. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Transactions, including the Merger, will not (a) conflict with or violate any provision of the Parent Certificate, Parent Bylaws, Merger Sub Certificate or Merger Sub Bylaws or (b) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained, (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not have a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or otherwise prevent or materially delay the consummation of the Transactions, including the Merger.

Section 4.4  Governmental Approvals. Other than in connection with or in compliance with (a) the filing of the Certificate of Merger with the Delaware Secretary, (b) the Exchange Act, (c) the Securities Act, (d) applicable state securities, takeover and “blue sky” Laws, and (e) such other authorizations, consents, Orders, licenses, Permits, approvals, registrations, declarations and notice filings, the failure of which to be obtained would not have a Parent Material Adverse Effect, no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the Transactions, including the Merger.

Section 4.5  Compliance with Laws. Other than those violations or allegations that would not have a Parent Material Adverse Effect, none of Parent, Merger Sub or any of their respective Subsidiaries are in violation of any Laws or Orders applicable to Parent, Merger Sub or any of their respective Subsidiaries, or any assets owned or used by any of them.

Section 4.6  Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of Parent, threatened in writing, against Parent, Merger Sub or any of their respective Subsidiaries before any Governmental Entity, which would have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Parent, Merger Sub or any of their respective Subsidiaries that would have a Parent Material Adverse Effect.

Section 4.7  Operations of Parent and Merger Sub. Parent was formed solely for the purpose of engaging in the Transactions, including the Merger, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, including the Merger, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.8  No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Parent Certificate or Parent Bylaws for Parent to consummate the Transactions, including the Merger.

Section 4.9  Information Supplied.

(a)  The information supplied by Parent for use or inclusion in the Proxy Statement and Schedule 13E-3 will not, at the time the Proxy Statement (and any amendment or supplement thereto) is mailed to the stockholders of the Company, filed with the ASX or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10  Brokers and Finders’ Fees. Except for fees and expenses that will be paid exclusively by Parent or Merger Sub, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, including the Merger, based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.11 Financial Capacity. As of the date hereof, Parent has delivered to the Company a true and complete copy of the executed Credit Agreement and any fee letters or ancillary agreements entered into in connection therewith (with fee amounts, economic terms and any other provision thereof to be redacted in a customary manner as may be required by the applicable Debt Financing Sources), each of which has not been amended, modified or terminated prior to the execution of this Agreement. Assuming the Debt Financing is funded in accordance with the terms of the Credit Agreement and assuming satisfaction of all of the conditions to Closing set forth in Article VI, the aggregate proceeds of the Debt Financing, along with the Company Cash on Hand, will be sufficient to fund (i) the payment of the aggregate Transaction Consideration for the acquisition or conversion of all shares of Company Common Stock (other than the Cancelled Shares) pursuant to the Merger (assuming no Dissenting Shares) and all consideration payable pursuant to this Agreement in respect of Company Equity Awards, and (ii) the payment of all fees and expenses required to be paid by Parent or Merger Sub at Closing in connection with the Transactions (such amount, the “Required Funding Amount”). As of the date hereof, the commitment contained in the Credit Agreement has not been withdrawn, modified or rescinded in any respect. As of the date hereof, the Credit Agreement is in full force and effect against Parent or an indirect parent of Parent and, to the Knowledge of Parent, each other party thereto and represents valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, each other party thereto (subject to the Bankruptcy and Equity Exception). Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts required to be paid by the Credit Agreement and any fee letters or ancillary agreements entered into in connection therewith that are due and payable on or prior to the date of this Agreement. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no event has occurred of which Parent is aware that, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent under any term of the Credit Agreement that would reasonably be expected to materially impair or adversely affect the Debt Financing and the timely receipt of the proceeds thereof. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that it will be unable to satisfy on a timely basis any applicable Debt Financing Condition on or prior to Closing Date. Except as set forth in the Credit Agreement, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than the applicable Debt Financing Conditions. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that the Debt Financing will not be made available in full to Parent on the Closing Date. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub agree that a breach of the representations and warranties in this Section 4.11 shall not result in the failure of the conditions to the Closing set forth in Section 6.3(a) if (notwithstanding such breach), and subject to the satisfaction or waiver by Parent of the conditions to closing set forth in Section 6.1 and Section 6.2, Parent is willing and able to, and actually does, consummate the Closing on the Closing Date. There are no side letters, fee letters or other written Contracts containing any conditions to the funding of the full amount of the Debt Financing other than as expressly set forth in, or contemplated by, the Credit Agreement.

Section 4.12  Solvency. None of Parent, Merger Sub or any Guarantor is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, any Guarantor or any of their respective Subsidiaries (which, for purposes of this Section 4.12, shall include the Company and its Subsidiaries). Each of Parent and Merger Sub is Solvent as of the date hereof and assuming (a) the representations and warranties in Article III are true and correct in all respects, and (b) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the Debt Financing (and/or any Alternative Financing), be Solvent at and immediately after the Effective Time. As used in this Section 4.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and Merger Sub, and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, each are able to pay their respective Indebtedness and other liabilities, contingent or otherwise, as the Indebtedness and other liabilities become due in the usual course of business, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have total assets not less than the sum of such entity’s total liabilities and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.12, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.13  Absence of Certain Agreements. Except for the Rollover Agreements, there are no Contracts (whether oral or written) or commitments to enter into Contracts (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board of Directors, on the other hand, as of the date hereof that relate to the Company, any of the Company’s Subsidiaries or the Transactions, or (b) as of the date hereof pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Transaction Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Company Superior Proposal.

Section 4.14  Ownership of Company Common Stock. As of the date hereof, the Specified Stockholder owns the Specified Stockholder Shares and no Affiliated Stockholder (i) beneficially owns, directly or indirectly, any other shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company, (ii) has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement, and (iii) is an “interested stockholder” of the Company (as such term is defined in Section 203 of the DGCL).

Section 4.15 Rollover Agreements. Parent has delivered to the Company true, complete and fully executed copies of each Rollover Agreement, dated as of the date hereof (including all exhibits, schedules, and annexes), to be entered into in connection with the Transactions. Each Rollover Agreement (i) has not been amended, supplemented, terminated, withdrawn, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, withdrawal, rescission, waiver or modification is contemplated or pending as of the date hereof, and (ii) is a legal, valid and binding obligation of Parent and the applicable Rollover Stockholders, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent and the applicable Rollover Stockholder, subject to the Bankruptcy and Equity Exceptions. As of the date hereof, none of Parent or the Rollover Stockholders is in default of or breach under the terms and conditions of any of the Rollover Agreements, and no event has occurred (and on the Closing Date, assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, no event shall have occurred and be continuing) which would (x) reasonably be expected to result in any breach of or constitute a default under (or an event which with or without notice or lapse of time or both would result in any breach of or constitute a default under) any Rollover Agreement, (y) reasonably be expected to result in a failure to satisfy a condition precedent under any Rollover Agreement, in each case, on the part of Parent or the Rollover Stockholders, or (z) reasonably be expected to permit any party to such Rollover Agreements to terminate any Rollover Agreement, in each case, other than failures of the condition to Parent’s obligation to consummate the Merger hereunder as provided under Section 6.1 or Section 6.2. Other than the Rollover Agreements, as of the date of this Agreement there are no other agreements, side letters or arrangements to which Parent, Merger Sub or any Rollover Stockholder is a party that could affect the ability to consummate the transactions contemplated by the Rollover Agreements on the Closing Date. As of the date hereof, no Rollover Stockholder has notified Parent of its intention to terminate, or not to enter into, any Rollover Agreement. There are no conditions precedent or other contingencies related to the transactions contemplated by the Rollover Agreements, other than as expressly set forth in the Rollover Agreements as disclosed to the Company prior to the date hereof. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that the transactions contemplated by the Rollover Agreements will not be consummated on the Closing Date.

Section 4.16  Guaranty and Support Agreement. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a true, complete and correct copy of the duly executed Limited Guaranty and the Sponsor and the Specified Stockholder have delivered to the Company a true, complete and correct copy of their duly executed Support Agreement. The Limited Guaranty and the Support Agreement are in full force and effect, have not been amended or modified and constitute a legal, valid and binding obligation of the Guarantors, the Sponsor and the Specified Stockholder, respectively, enforceable against them in accordance with their terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of any Guarantor, the Sponsor or the Specified Stockholder pursuant to the Limited Guaranty or the Support Agreement, as applicable.

Section 4.17  Investment Intention; Acknowledgement and Sophistication.

(a)  Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

(b)  Parent hereby represents and warrants that Parent is directed by Persons who are sophisticated as contemplated by Rule 506(b)(2)(ii) promulgated under the Securities Act and that Parent has such knowledge and experience in financial and business matters that Parent is capable of evaluating the merits and risks of the Transactions, including the Merger.

Section 4.18  No Other Representations and Warranties; Disclaimers.

(a)  Each of Parent and Merger Sub acknowledges and agrees that (i) it has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) it has had access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its Affiliates and Representatives have desired or requested to review, (iii) it has had access to the data room maintained by the Company for purposes of the Transactions, (iv) it has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (v) it has conducted to its satisfaction its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets and liabilities and the Transactions and, in making its determination to proceed with the Transactions, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent investigation.

(b)  Except for the representations and warranties expressly contained in Article III, each of Parent and Merger Sub agrees and acknowledges that neither the Company nor any Person on behalf of the Company is making or has made, and each of Parent and Merger Sub hereby agrees it is not relying upon, any other express or implied representation or warranty or statement (including with respect to the accuracy or completeness thereof) with respect to the Company, any of its Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or with respect to any other information provided or made available to Parent or Merger Sub in connection with the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information. The provisions of this Section 4.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Person contemplated hereby.

Article V
COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business.

(a)  During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be prohibited or required by applicable Law or by a Governmental Entity, (2) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, and if Parent fails to respond in the negative to any consent requested in writing within five (5) Business Days of receipt of such request, Parent shall be deemed to have granted such consent), (3) as may be required or expressly permitted (but for this Section 5.1) by this Agreement or (4) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall use commercially reasonable efforts to conduct the businesses of the Company and its Subsidiaries in the ordinary course, and to the extent consistent therewith, the Company shall use commercially reasonable efforts to preserve in all material respects its existing relationships with key customers, suppliers, Governmental Entities and other Persons with which it has material business relations; provided, however, that no failure by the Company or any of its Subsidiaries to take any action prohibited by any provision of Section 5.1(b) shall constitute a breach under this Section 5.1(a).

(b)  During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except (1) as may be required by applicable Law, (2) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, and if Parent fails to respond in the negative to any consent requested in writing within five (5) Business Days of receipt of such request, Parent shall be deemed to have granted such consent), (3) as may be required or expressly permitted by this Agreement, or (4) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company and its Subsidiaries shall not (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) (x) amend or otherwise change the Company Organizational Documents or (y) amend or otherwise change the Organizational Documents of the Company’s Subsidiaries (in any material respect);

(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company, (B) adjust, split, combine, subdivide or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including any Company Equity Awards, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any direct or indirect wholly owned Subsidiary, in connection with transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, or (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other Company Equity Awards or equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for acquisitions, or deemed acquisitions, of shares of Company Common Stock or other equity securities of the Company in connection with forfeitures of Company Equity Awards, the exercise of Company Options or in connection with the vesting or settlement of Company Equity Awards (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement, or (2) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;

(iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any Company Equity Awards, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), except for (A) the issuance of shares of Company Common Stock pursuant to Contracts (other than any Contract governing Company Equity Awards) in effect prior to the execution and delivery of this Agreement, (B) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or the vesting or settlement of Company Equity Awards, in each case outstanding as of the date of this Agreement, (C) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly owned Subsidiary of the Company, or (D) any issuance, sale or other disposition of capital stock or other securities of any Subsidiary of the Company to the Company or another Subsidiary of the Company (other than with respect to Company Equity Awards);

(iv) (A) sell, assign, lease, license, abandon or permit to lapse, transfer or otherwise dispose of any Company Intellectual Property that is material to the Company and its Subsidiaries taken as a whole, other than the expiration of Intellectual Property at the end of its statutory term or pursuant to a non-exclusive license granted in the ordinary course of business; (B) disclose any trade secrets (including source code) that is material to the Company and its Subsidiaries taken as a whole, other than pursuant to a written non-disclosure agreement entered into in the ordinary course of business;

(v) (A) merge or consolidate with any other Person, or (B) acquire any material assets from or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person (excluding Subsidiaries of the Company), except in any such case for (1) any such merger, consolidation, acquisition or investment where the consideration is not in excess of $1,000,000 individually or $3,000,000 in the aggregate, or (2) any capital expenditures permitted by Section 5.1(b)(vii);

(vi)  sell, lease, license, subject to a material Lien, except for a Permitted Lien, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary), except (A) pursuant to Contracts in effect prior to the execution and delivery of this Agreement and ordinary course renewals thereof, (B) any such transaction involving assets of the Company or any of its Subsidiaries with a fair market value not in excess of $500,000 individually or $1,000,000 in the aggregate, (C) sales, leases or licenses of inventory, equipment and other assets in the ordinary course of business, (D) dispositions of obsolete inventory, equipment and other assets consistent with past practice, or (E) sales, leases, licenses or other dispositions to the Company or any of its Subsidiaries;

(vii)  make capital expenditures except (A) pursuant to existing Contracts and ordinary course renewals thereof or in accordance with the Company’s capital expenditure budget or (B) capital expenditures, not in excess of $1,000,000 in the aggregate;

(viii)  (A) make any loans, advances or capital contributions to any other Person (except with respect to advancement or indemnification of expenses or losses incurred by a Company Indemnified Party) in excess of $1,000,000 in any twelve (12) month period; (B) create, incur, guarantee or assume any Indebtedness for borrowed money in excess of $2,000,000 in the aggregate, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its direct or indirect wholly-owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, (2) letters of credit, surety bonds, security time deposits, guarantees of Indebtedness for borrowed money or similar instruments issued in the ordinary course of business, (3) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness and in amounts not materially in excess of such existing Indebtedness and on terms and conditions as or more favorable to the Company than such existing Indebtedness, (4) any hedging, swap or similar arrangement entered into in the ordinary course of business consistent with past practice, or (5) the entry into capitalized lease obligations in the ordinary course of business consistent with past practice; or (C) cancel any material debts of any Person to the Company or any of its Subsidiaries or waive any material claims or rights of value, except for cancellations or waivers in the ordinary course of business consistent with past practice;

(ix)  except as required by Contracts and Company Benefit Plans as in effect prior to the date of this Agreement and disclosed on Section 3.14(a) of the Company Disclosure Letter or applicable Law, (A) increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ officers or other employees outside of the ordinary course of business consistent with past practice (the ordinary course including, for this purpose, the employee salary and bonus review process and related adjustments substantially as conducted prior to the date hereof and any such increases in connection with promotions) which, for purposes of clarity, may not exceed a 7.5% increase in total compensation or other benefits payable or provided as of the date hereof; (B) enter into any employment, consulting, change of control, severance, separation, stay bonus or retention agreement with any employee or other service provider of the Company (except (1) for any arrangement with an employee earning less than $100,000 per year described on Section 5.1(b)(ix)(B) of the Company Disclosure Letter, (2) for an agreement with an employee who has been hired to replace a similarly situated employee who was party to such an agreement on substantially the same terms, or (3) for renewals or replacements of existing agreements with current employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement) or (C) establish, adopt, enter into, terminate or amend any Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof;

(x) enter into, negotiate, modify, extend, or terminate any Labor Agreement or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xi) implement or announce any reductions-in-force or employee layoffs that trigger notice requirements under WARN;

(xii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiii) other than in respect of claims, liabilities or obligations in connection with any stockholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Merger and/or the Transactions in accordance with Section 5.13, (A) settle or compromise any material Action or Proceeding, except (1) for any settlements or compromises involving total aggregate payments not in excess of $350,000, (2) for any settlements or compromises involving payments solely funded by insurance carriers or (3) in the ordinary course of business and consistent with past practice, including waivers of rights with respect to suppliers or customers in the ordinary course of business; or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business of the Company and its Subsidiaries taken as a whole after the Effective Time;

(xiv)  except, in each case, in the ordinary course of business consistent with past practice, (A) enter into any Contract that would be a Company Material Contract if in existence on the date hereof or (B) amend, waive any material right under, or terminate any Company Material Contract, in each case in a manner that would be material and adverse to the Company and its Subsidiaries, taken as a whole;

(xv)  alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP or applicable Law;

(xvi)  (A) make, change or revoke any material Tax election; (B) make any material change in its Tax accounting methods; (C) amend any Tax Return relating to material Taxes; (D) surrender any claim for a refund of a material amount of Taxes; (E) enter into any closing agreement with a Taxing Authority with respect to any material Tax; or (F) settle or compromise any claim or assessment in respect of material Taxes;

(xvii)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or

(xviii)  enter any Contract, or otherwise obligate itself in a legally binding manner, to take any of the foregoing actions.

Section 5.2 Access.

(a)  For the sole purpose of furthering the Transactions and integration planning related thereto, the Company shall upon reasonable advance notice, afford Parent and its Representatives (at Parent’s and its Representatives’ sole cost and expense) reasonable access during normal business hours, throughout the period prior to the Effective Time, in a manner that does not unreasonably interfere with the business of the Company or any of its Subsidiaries, to personnel, properties, Contracts, books and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements of Section 5.5, any Company Takeover Proposal), and, during such period, the Company shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to Parent subject to the same terms and conditions all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company will be permitted to redact any information or documentation provided to the extent that such information or documentation includes competitively sensitive information; and, provided, further, that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it. Notwithstanding the foregoing, the Company shall not be required to provide access to or make available to any Person any document or information that, in the reasonable judgment of the Company, (i) would violate any of its obligations with respect to any applicable Law or Order, (ii) would violate any of its material obligations with respect to confidentiality or the terms of any Contract or (iii) is subject to any attorney-client or work-product privilege. All requests for access or information made pursuant to this Section 5.2(a) shall be directed to an executive officer or other Person designated in writing by the Company. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law.

(b)  In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not damage any property or any portion thereof.

(c)  No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement. No rights under this Section 5.2 can be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement.

(d)  The Parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the Confidentiality Deed Poll, dated May 10, 2021 (the “Confidentiality Agreement”), among the Company and SC Partners IV, LP, Sterling Capital Partners IV, L.P., SCP IV Parallel, L.P. and Sterling Fund Management, LLC.

Section 5.3  Preparation of the Proxy Statement and Schedule 13E-3.

(a) As soon as reasonably practicable following the date of this Agreement (and in any event no later than, unless otherwise agreed in writing by the parties, thirty (30) days following the date of this Agreement) (i) the Company shall use reasonable best efforts to prepare and file the Proxy Statement with the ASX and the SEC in preliminary form, and (ii) the Company and Parent shall use reasonable best efforts to jointly prepare and file the Schedule 13E-3. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement and Schedule 13E-3 or that is customarily included in proxy statements or Rule 13E-3 transaction statements prepared in connection with transactions of the type contemplated by this Agreement and shall ensure that the Proxy Statement and Schedule 13E-3 complies in all material respects with the requirements of all applicable Laws.

(b)  The Company shall promptly notify Parent of the receipt of any comments from the SEC staff and of any request by the SEC staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or any request from the SEC staff for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC staff, on the other hand, with respect to the Proxy Statement or the Schedule 13E-3. If the Company receives comments from the SEC staff on the preliminary Proxy Statement or the Schedule 13E-3, (i) each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to such comments or any request from the SEC staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3, (ii) each of the Company and Parent shall use its reasonable best efforts to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement and the Schedule 13E-3, and (iii) the Company shall file the Proxy Statement in definitive form with the ASX and the SEC and cause the definitive Proxy Statement and the Schedule 13E-3 to be mailed to the stockholders of the Company as promptly as reasonably practicable, and in no event more than five (5) Business Days, following confirmation from the SEC that it has completed its review of the Proxy Statement. If the SEC confirms it will not review the Proxy Statement, which confirmation will be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 p.m., New York City time, on the tenth (10th) calendar day following such filing with the SEC, the Company shall file the Proxy Statement in definitive form with the SEC and cause the definitive Proxy Statement and the Schedule 13E-3 to be mailed to the stockholders of the Company as promptly as reasonably practicable, and in no event more than five (5) Business Days, following such confirmation from the SEC that it will not review the Proxy Statement. Except in the case of a filing, amendment or supplement to the Proxy Statement or Schedule 13E-3 solely to the extent relating to a Company Adverse Recommendation Change or any dispute between the Parties regarding this Agreement, the Merger or the other Transactions, no filing of, or amendment or supplement to, the Proxy Statement or the Schedule 13E-3 or any response to any comment from the SEC with respect thereto shall be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon (it being understood that Parent and its counsel shall provide any comments thereon as promptly as reasonably practicable) and considering any such comments in good faith.

(c) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the ASX and the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(d)  Unless a Company Adverse Recommendation Change has been made in accordance with Section 5.5, the Company shall include the Special Committee Recommendation and the Company Board Recommendation in any iteration of the Proxy Statement filed in preliminary form and the Proxy Statement filed in definitive form.

Section 5.4 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the SEC advises that it has no further comments on the Proxy Statement and the Schedule 13E-3 or that the Company may commence mailing the Proxy Statement and the Schedule 13E-3, the Company, acting through the Company Board of Directors or any committee thereof, and in accordance with applicable Law, the Company Organizational Documents, the ASX Listing Rules and ASX Settlement Operating Rules, shall, subject to Section 5.5, use its reasonable best efforts to establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (which shall in no event be scheduled for later than the fortieth (40th) day following the first mailing of the Proxy Statement to the stockholders of the Company) for the purpose of seeking the Requisite Company Stockholder Approvals (the “Company Stockholder Meeting”) and shall, unless a Company Adverse Recommendation Change has been made, use its reasonable best efforts to solicit proxies from the stockholders of the Company and obtain the Requisite Company Stockholder Approvals; provided, however, that the Company (acting upon the recommendation of the Special Committee) shall be permitted to adjourn, delay or postpone convening the Company Stockholder Meeting from time to time (a) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (b) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholder Meeting, (c) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain either the Company Stockholder Approval or the Company Unaffiliated Stockholder Approval, (d) if in the good faith judgment of the Company Board of Directors (acting upon the recommendation of the Special Committee after consultation with its outside legal advisors) failure to adjourn, delay or postpone the Company Stockholder Meeting would be inconsistent with the fiduciary duties of the Company Board of Directors (or the Special Committee) under applicable Law, or (e) if in the good faith judgment of the Company Board of Directors (acting upon the recommendation of the Special Committee after consultation with its independent legal advisors), additional time is necessary for the filing and mailing of any supplemental or additional disclosure reasonably likely to be necessary or appropriate under applicable Law to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholder Meeting. In furtherance of the foregoing, as promptly as practicable after the date hereof, the Company shall, in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Company Stockholder Meeting. Notwithstanding anything in this Agreement to the contrary, the Company may adjourn or postpone the Company Stockholder Meeting to a date no later than the third (3rd) Business Day after the expiration of the notice periods contemplated by Section 5.5(f). Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 5.4 shall continue in full force and effect. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Requisite Company Stockholder Approvals, the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, and adjournment shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Common Stock at the Company Stockholder Meeting.

Section 5.5  No Solicitation.

(a)  Except as otherwise permitted by this Section 5.5, the Company shall, and shall cause each of its Subsidiaries and the respective directors and officers of the Company and each wholly owned Subsidiary to, and shall instruct and use its reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries to: (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons (other than Parent and its Representatives) that are ongoing with respect to a Company Takeover Proposal or any inquiry, discussion or request that would reasonably be expected to lead to a Company Takeover Proposal, and (ii) promptly (and in any event within five (5) Business Days following the date hereof) request in writing that any third party that has previously executed a confidentiality or similar agreement with respect to a Company Takeover Proposal promptly return to the Company or destroy all non-public information previously furnished to such third party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such agreement and (iii) not, directly or indirectly through intermediaries, (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries) the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of knowingly encouraging, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring Person to this Section 5.5), (C) execute or enter into any binding letter of intent, acquisition agreement, merger agreement, joint venture agreement or similar Contract (whether written, oral, binding or non-binding) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (D) grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, this Agreement) of any third party under any standstill or confidentiality agreement; provided, that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of any “standstill” or similar obligation of any third party with respect to the Company or any of its Subsidiaries to allow such third party to make a Company Takeover Proposal. None of the foregoing shall prohibit the Company or its Representatives from contacting any Person or group of Persons that has made a Company Takeover Proposal after the date hereof solely to ascertain the facts or request the clarification of the terms and conditions thereof so as to determine whether the Company Takeover Proposal constitutes or could reasonably be expect to lead to a Company Superior Proposal or to request that any Company Takeover Proposal made orally be in writing, and any such actions shall not be a breach of this Section 5.5.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the date of this Agreement and prior to obtaining the Requisite Company Stockholder Approvals, the Company or any of its Representatives receives a bona fide, written Company Takeover Proposal from any Person, which did not result from a material breach of this Section 5.5, and if the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal and that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may, (i) furnish information with respect to the Company and its Subsidiaries to the Person who has made such Company Takeover Proposal, including non-public information, if the Company receives from such Person an executed confidentiality agreement containing terms that are not materially less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making or amendment or modification of a Company Takeover Proposal) (such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided, that the Company shall promptly, and in any event within forty-eight (48) hours following the delivery to such Person, make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to or made available to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Company Takeover Proposal, its Representatives and any prospective debt and equity financing sources regarding such Company Takeover Proposal. In addition to the Company’s obligations pursuant to Section 5.5(c), the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent and Merger Sub if the Company commences furnishing non-public information or commences discussions or negotiations as provided in this Section 5.5(b).

(c)  The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or any inquiry, proposal or request that would reasonably be expected to lead to any Company Takeover Proposal, including the identity of the Person making the Company Takeover Proposal or such inquiry, proposal or request and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). The Company shall keep Parent reasonably informed, on a prompt basis (and in no event later than twenty-four (24) hours after receipt), regarding any material changes to the status and material terms of any such Company Takeover Proposal or inquiry, proposal or offer (and shall provide Parent with a copy of any written documents or agreements delivered to the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.5.

(d) Except as permitted by this Section 5.5, the Company Board of Directors shall not (i)(A) fail to include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, (B) withhold, withdraw or modify (or authorize or publicly propose to withhold, withdraw or modify), in any such case in a manner adverse to Parent, the Company Board Recommendation, (C) publicly make any recommendation in support of a tender offer or exchange offer that constitutes a Company Takeover Proposal or fail to recommend against any such tender offer or exchange offer, (D) publicly adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to stockholders of the Company a Company Takeover Proposal or (E) fail to publicly recommend against any Company Takeover Proposal or fail to publicly reaffirm the Company Board Recommendation, in each case, within five (5) Business Days after Parent so requests in writing following a publicly announced Company Takeover Proposal, provided, that Parent may only make such request once with respect to any particular Company Takeover Proposal or any material publicly announced or disclosed amendment or modification thereto (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any binding letter of intent, memorandum of understanding or agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement) with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).

(e) Notwithstanding anything to the contrary contained in this Agreement, prior to, but not after, obtaining the Requisite Company Stockholder Approvals, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee may, in respect of a Company Superior Proposal, either or both (1) make a Company Adverse Recommendation Change or (2) terminate this Agreement in accordance with Section 7.1(f) in order to enter into a definitive agreement for such Company Superior Proposal (in each case, if and only if, prior to taking such action, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law); provided, however, that, prior to taking either such action, (w) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, including the terms and conditions of and the basis for such action, and the identity of the Person making, any such Company Superior Proposal and has contemporaneously provided with such notice to Parent a copy of the Company Superior Proposal or any proposed Company Acquisition Agreements (or if not provided in writing to the Company, a written summary of the terms thereof) and a summary of any related financing commitments in the Company’s possession, (x) to the extent requested in writing by Parent, the Company (acting through the Special Committee) has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period concerning any revisions to the terms of this Agreement proposed by Parent, and (y) following the end of such four (4) Business Days’ notice period, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee shall have determined, after consultation with its outside legal counsel, and giving due consideration to the revisions to the terms of this Agreement to which Parent has committed in writing, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal (assuming the revisions committed to by Parent in writing were to be given effect), and (z) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above of this proviso and a new notice period under clause (w) of this proviso shall commence (except that the four (4) Business Day notice period referred to above shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 5.5(e) anew with respect to such additional notice, including clauses (w) through (z) above of this proviso. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms and the Company Termination Fee has been paid in the manner provided in Section 7.3.

(f) Notwithstanding anything to the contrary contained in this Agreement, other than in connection with a Company Takeover Proposal, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee may, at any time prior to, but not after, obtaining the Requisite Company Stockholder Approvals, make a Company Adverse Recommendation Change in response to an Intervening Event if, prior to taking such action, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, provided, however, that, prior to taking such action, (i) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action, and specifying in reasonable detail the Intervening Event and the potential reasons that the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee is proposing to effect a Company Adverse Recommendation Change, (ii) to the extent requested in writing by Parent, the Company (acting through the Special Committee) has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such four (4) Business Day period to enable Parent to propose revisions to the terms of this Agreement such that it would cause the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee not to make such Company Adverse Recommendation Change, and (iii) following the end of such four (4) Business Days period, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee shall have considered in good faith any revisions to the terms of this Agreement to which Parent has committed in writing, and shall have determined, after consultation with its outside legal counsel (assuming the revisions committed to by Parent in writing were to be given effect), that the failure to make a Company Adverse Recommendation Change is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.5 shall prohibit the Company or the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee from complying with its disclosure obligations under applicable Laws, the Corporations Act, the ASX Listing Rules or any United States federal or state Law with regard to a Company Takeover Proposal, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in either case, the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee, as applicable, determines in good faith, after consultation with outside legal counsel (which shall include the Special Committee’s outside legal counsel), that the failure to do so is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law or obligations of the Company or the Company Board of Directors or the Special Committee, as applicable, under applicable federal securities Law; provided, however, that this Section 5.5(g) shall not permit the Company Board of Directors to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 5.5.

(h) For purposes of this Section 5.5, the Company shall not be responsible for any breach of this Agreement by, or directly caused by, the Persons set out in Section 5.5 of the Company Disclosure Letter.

Section 5.6 Employee Matters.

(a) Until the first anniversary of the Effective Time (or, if earlier, the termination date of the applicable Continuing Employee) (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries as of immediately prior to the Closing who continue as employees of the Surviving Corporation or any of its Subsidiaries immediately following the Closing (the “Continuing Employees”), during all or a portion of the Benefits Continuation Period, (i) base salary or hourly wages and (ii) employee benefits (excluding any defined benefit pension, equity or equity-based, transaction, retention, severance, change in control, nonqualified deferred compensation, or retiree or post-employment health or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to each such Continuing Employee immediately prior to the Effective Time under the Company Benefit Plans listed under Section 3.14(a) of the Company Disclosure Letter (subject to the same exclusions). Nothing herein shall be deemed to be a guarantee of employment, or any particular terms or conditions of employment, for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Corporation to terminate the employment of any such employee.

(b) The Surviving Corporation shall, for the plan year in which the Closing Date occurs, use commercially reasonable efforts to (i) waive, or cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation or any of its Affiliates in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid for the plan year that includes the Closing Date under the Company Benefit Plans that are group health plans for purposes of satisfying the corresponding deductible or out-of-pocket requirements under the Surviving Corporation’s group health plans, and (iii) recognize, or cause to be recognized, service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting (for the avoidance of doubt, other than with respect to equity or equity-based awards), and determination of level of benefits to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service crediting shall not apply to the extent it results in a duplication of benefits, compensation or coverage for the same period of service or for any purpose under any Excluded Benefit.

(c) From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms as in effect at the Effective Time, each employment and change in control policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee, including those identified in Section 5.6(c) of the Company Disclosure Letter.

(d) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Corporation or any of its Subsidiaries without complying in all material respects with WARN.

(e) Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an establishment, amendment or other modification of any Company Benefit Plan or any other benefit or compensation plan program, policy, agreement or arrangement, (ii) shall create any third-party beneficiary rights in any Person in respect of continued employment by the Company, Parent, any of their respective Affiliates or otherwise, or (iii) subject to the requirements of this Section 5.6, shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries (including, following the Closing Date, the Company or any of its Subsidiaries) to amend, terminate or otherwise modify any Company Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement.

Section 5.7 Regulatory Approvals; Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause each of its Subsidiaries (as applicable) to, use its reasonable best efforts to take, or cause to be taken, as promptly as practicable, all actions necessary, proper or advisable to consummate the Transactions as promptly as practicable, including to use their respective reasonable best efforts to, as promptly as practicable, (i) cause all of the conditions to Closing set out in Article VI to be satisfied, (ii) prepare and file all necessary, proper or advisable Filings, (iii) obtain all necessary, proper or advisable Governmental Approvals, (iv) obtain all necessary material consents or waivers from non-Governmental Entity third parties (provided, that in no event shall the Company or its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent or waiver is being sought any cash or other consideration, or make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent or waiver), and (v) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the Transactions and to fully carry out the purposes of this Agreement. Each of Parent and the Company shall promptly notify the other Party of any notice or other communication from any Governmental Entity received by such Party alleging that such Governmental Entity’s consent is or may be required in connection with or as a condition to the consummation of the Merger or any other Transaction.

(b) Each of the Company and Parent shall use its reasonable best efforts to (i) cooperate and coordinate with the other Party in the taking of the actions contemplated by Section 5.7(a), (ii) provide such assistance as the other Party may reasonably request in connection with the foregoing, including supplying the other Party with any information that the other Party may reasonably request in order to effectuate the taking of such actions, and (iii) keep the other Party reasonably and timely informed of any developments, meetings, or discussions with any Governmental Entity, and any inquiries or requests for additional information, from any Governmental Entity. If the Company or Parent receives a formal or informal request for additional information or documentary material from any Governmental Entity with respect to the Merger or the other Transactions, then it shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. In addition, to the extent practicable, none of the Parties hereto shall participate in any substantive meeting or conference (telephone, video, in-person or otherwise) with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, Action, investigation (including any settlement of the investigation) or other inquiry unless it provides reasonable prior notice of such meeting or conference and consults with the other Party in advance and, where permitted by such Governmental Entity, allows the other Party to participate. To the extent reasonably practicable, legal counsel for Parent and for the Company shall have the right to review in advance, and will consult with the other Party on and consider in good faith the views of the other Party in connection with any substantive filing made with, or substantive written materials submitted to, any third party or Governmental Entity in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Information disclosed pursuant to this Section 5.7 shall be subject to the Confidentiality Agreement. However, (A) each of Parent and the Company may designate any information or material shared under this Section 5.7 as restricted to “Outside Counsel Only” and any such information or material shall not be shared with employees, officers, managers or directors or their equivalents of the other Party without approval of the disclosing Party, and (B) materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements or applicable Law, and (z) as necessary to address reasonable attorney-client or other privilege concerns. Neither Parent nor the Company shall be required to comply with any of the foregoing provisions of this Section 5.7(b) to the extent that such compliance would be prohibited by applicable Law. The Company shall not voluntarily extend any waiting period associated with any consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other Transactions, except with the prior written consent of Parent. The Parties acknowledge and agree that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any requisite regulatory approvals and be entitled to direct, control and lead communications, discussions, and negotiations under this Section 5.7, and the Company will cooperate reasonably, subject to applicable Law, therewith; provided, however, that Parent shall consult in advance (to the extent reasonably practicable) with the Company, and give due consideration in good faith to the Company’s views regarding such strategy, communications, discussions, and negotiations.

(c) In furtherance and not in limitation of the other provisions in this Section 5.7, Parent and Merger Sub agree to take, and to cause their respective controlled Affiliates to take, in each case as promptly as practicable (and in any event prior to the End Date), any and all steps necessary to avoid, eliminate or resolve each and every impediment that may be asserted by any Governmental Entity under any Antitrust Laws and obtain all clearances, consents, approvals and waivers under any Antitrust Laws that may be required by any Governmental Entity (including complying with all restrictions and conditions, if any, imposed or requested by any Governmental Entity in connection with granting any necessary consent, approval, Order, actions or nonactions, waiver or clearance, or terminating any applicable waiting period), so as to enable the Parties to close the Merger and the other Transactions as soon as practicable (and in any event no later than the End Date), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, divestiture, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), (ii) any limitation or modification of any of the businesses, services, products or operations of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), (iii) the termination, relinquishment, modification, or waiver of existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time), and/or (iv) the creation of any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its controlled Affiliates (including the Company or any of its Subsidiaries after the Effective Time) (each, a “Remedial Action”); provided, however, that Parent will not be required to take any Remedial Action that is not conditioned upon consummation of the Merger. In addition, in furtherance and not in limitation of the other provisions in this Section 5.7, Parent shall, and shall cause its controlled Affiliates to, take all actions (A) necessary to defend, including through pursuing litigation on the merits, any administrative or judicial Action or Proceeding asserted or threatened by any Governmental Entity or any other Person under Antitrust Laws (including pursuing all available avenues of administrative and/or judicial appeal) that seeks, or would reasonably be expected to seek, to prevent, restrain, impede, delay, enjoin, or otherwise prohibit the consummation of the Merger or any of the other Transactions, and (B) necessary in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) entered, issued or threatened that would prevent, restrain, impede, delay, enjoin or otherwise prohibit the consummation of the Merger or any of the other Transactions prior to the End Date or otherwise materially delaying the Closing or delaying the Effective Time beyond the End Date; provided, however, that the obligations set forth in this sentence shall not limit the obligation of Parent to take, and/or to cause its controlled Affiliates to take, any Remedial Action or to otherwise comply with its obligations set forth in this Section 5.7(c). The entry by any Governmental Entity of an Order requiring any Remedial Action shall not be deemed to constitute or result in a breach of any representation, warranty or covenant in this Agreement or a failure of any condition to the Transactions to be satisfied.

(d) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or divisions thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would or would reasonably be expected to materially delay the obtaining of, or materially increase the risk of not obtaining, any Governmental Approval necessary, proper or advisable to consummate the Transactions, including the Merger.

Section 5.8 Takeover Statutes. None of Parent, the Company or their respective Subsidiaries shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other Transactions, each of the Company and Parent and their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.9 Public Announcements. Unless a Company Adverse Recommendation Change has occurred, the Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law, the Corporations Act, or by the ASX Listing Rules; provided, that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one Party after having consulted with the other Party); provided, further, that the Company need not consult with Parent, and Parent need not consult with the Company, in connection with any public announcement, statement or other disclosure with respect to any Company Takeover Proposal (including any “stop, look and listen” communication), Company Superior Proposal, Company Adverse Recommendation Change or dispute among the Parties regarding this Agreement. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement; provided, further, that Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

Section 5.10 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director and officer of the Company as of the Effective Time and any of its Subsidiaries and any other Person entitled to indemnification under the Company Organizational Documents or Organizational Documents of the Company’s Subsidiaries (in each case, solely when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to the fact that such Person is or was a Company Indemnified Party and pertaining to matters existing or occurring or actions or omissions taken at or prior to the Effective Time, including (i) the Transactions, and (ii) actions to enforce this Section 5.10 and any other indemnification or advancement right of any Company Indemnified Party, and Parent shall, and Parent shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided, that, to the extent required by applicable Law, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification.

(b) The Parties agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Company Indemnified Party or as provided in the Company Organizational Documents (or Organizational Documents of the Company’s Subsidiaries) or any indemnification agreements in existence as of the date hereof between such Company Indemnified Party and the Company or any of its Subsidiaries, shall survive the Transactions and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.

(c) Prior to the Effective Time, the Company may and, if the Company does not, Parent shall cause the Surviving Corporation to, not later than the Effective Time, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than the Company’s existing policies. If neither the Company nor the Surviving Corporation obtains such a “tail” insurance policy as of the Effective Time, then, for a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable to the Company Indemnified Parties than those provided in the Company’s existing policies as of the date hereof (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of similar national reputation that have at least the same coverage and amounts as the D&O Insurance in place on the date hereof and containing terms, conditions, retentions and limits of liability which are no less favorable in the aggregate to the Company Indemnified Parties than those of the D&O Insurance in place on the date hereof) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid in 2023 by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(d) The rights of each Company Indemnified Party pursuant to this Section 5.10 shall be in addition to, and not in lieu or limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or the Organizational Documents of the Company’s Subsidiaries) or under any applicable Contracts or Law.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.10.

(f) The provisions of this Section 5.10 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party. The Company Indemnified Parties are expressly intended as third-party beneficiaries of this Section 5.10 and from and after the Effective Time, the provisions of this Section 5.10 shall not be terminated or modified in any manner that adversely affects any Company Indemnified Party without such Person’s prior written consent.

Section 5.11 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations (or the operations of the other Party’s Subsidiaries) prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Transaction Litigation. The Company shall give Parent the opportunity to participate (at Parent’s sole cost and expense) in the defense or settlement of any stockholder Action against the Company or its current or former directors or executive officers relating to the Transactions, including the Merger; provided, that this Section 5.13 shall not give Parent the right to control such defense, and that the Company shall control such defense. Each of Parent and the Company shall notify the other promptly (and in any event within forty-eight (48) hours) of the commencement of any such stockholder Action of which it has received notice. Notwithstanding the foregoing, the Company shall not settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, Parent shall not settle any Action, or Proceeding related to the Transactions, including the Merger, unless such settlement provides a full, complete and unconditional release for the Company and each officer and director of the Company party to such litigation.

Section 5.14 Exchange Delisting. The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws, the ASX Listing Rules and the ASX Guidance Note to request the suspension of trading of the Company CDIs on the ASX and to delist the Company from the Official List of the ASX, and to terminate the registration of the Company’s Common Stock under the Exchange Act, in each case, as promptly as reasonably practicable after the Effective Time, provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 5.16 Advice of Changes. The Company and Parent shall each promptly advise the other Party of (a) any notice or other written communication received from any counterparty to a material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Transactions (and provide a copy thereof), or (b) any notice or other written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions (and provide a copy thereof). The Company shall promptly notify Parent of any written notice or other written communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify such Company Material Contract as a result of the Transactions.

Section 5.17 Agreements Concerning Parent and Merger Sub.

(a) Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

(b) Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub by written consent in accordance with Section 228 of the DGCL and the articles of incorporation and bylaws (or other applicable Organizational Documents) of such Merger Sub.

(c) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 5.18 Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.19 Delivery of FIRPTA Certification and Notice. Prior to the Closing Date, the Company shall deliver to Parent a certification, dated as of the Closing Date and signed by a responsible corporate officer of the Company, that an interest in the Company is not a “United States real property interest” as defined in Section 897(c)(1)(A) of the Code because the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code, together with a signed notice as contemplated by Treasury Regulations Section 1.897-2(h), which Parent shall be entitled to file or cause to be filed with the IRS.

Section 5.20 Financing; Financing Cooperation.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent and Merger Sub agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to arrange and obtain, on or prior to the Closing Date, the Debt Financing on the terms and conditions described in the Credit Agreement, and shall not permit any material amendment or modification to be made to the Credit Agreement that would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing to an amount less than an amount necessary to satisfy the Required Funding Amount or (ii) impose new or additional conditions precedent or other terms or otherwise expand, amend or modify any of the conditions to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur.

(b) Parent shall keep the Company reasonably informed of any material developments in the status of the Debt Financing. If any portion of the Debt Financing necessary to satisfy the Required Funding Amount becomes unavailable (after giving effect to any other equity and/or debt financing that may then be available to cover such unavailable amount) on the terms and conditions contemplated in the Credit Agreement, Parent shall use its reasonable best efforts to arrange and obtain alternative debt financing on terms and conditions in the aggregate not less favorable to Parent (as determined in good faith by Parent, but in any event that does not impose any new or additional condition precedent, or otherwise expand, amend or modify any of the conditions precedent, to the receipt of any portion of the Debt Financing in a manner that would be reasonably expected to (A) materially delay or prevent the Closing or (B) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur) than the Debt Financing contemplated by the Credit Agreement as in effect on the date hereof in an amount sufficient to replace any unavailable portion of the Debt Financing (any such alternative debt financing, an “Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.20 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement (other than Section 5.4), all references to the “Debt Financing” shall be deemed to include such Alternative Financing and all references to the “Credit Agreement” shall include the applicable documents for the Alternative Financing. It is understood and agreed that in no event will the reasonable best efforts of Parent be deemed or construed to require Parent to pay any fees materially in excess of those contemplated by the Credit Agreement as in effect on the date of this Agreement (whether to secure waiver of any conditions contained therein or otherwise).

(c) Parent shall give the Company prompt written notice (i) in the event Parent becomes aware of any material breach or material default (or any event, fact or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in material breach or material default) by any party to the Credit Agreement that would reasonably be expected to materially delay or prevent the Closing or result in any portion of the Debt Financing contemplated by the Credit Agreement necessary to satisfy the Required Funding Amount becoming unavailable, (ii) of the receipt by Parent or Merger Sub of any written notice from any Lender party to the Credit Agreement with respect to any actual breach, default, termination or repudiation by such Lender related to the Debt Financing or (iii) of any expiration of termination of the Credit Agreement.

(d) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to (x) furnish to Parent or Merger Sub all information required to be provided with respect the Company and its Subsidiaries, and the business, operations and financial conditions thereof, pursuant to the terms of the Credit Agreement (including, without limitation, Sections 3.2(o) and 7.4(II) of the Credit Agreement) and (y) use reasonable best efforts to provide Parent with all cooperation as is reasonably requested by Parent in connection with arranging and obtaining the Debt Financing, including, without limitation, by:

(i) making available to Parent and the Debt Financing Sources reasonably requested financial and other pertinent information regarding the Company; provided, that no financial statements shall be required pursuant to this Section 5.20(d)(i) except to the extent required by clause (d)(x) above;

(ii) participating at reasonable times and upon reasonable notice in a reasonable number of meetings and due diligence sessions (it being understood that such meetings or due diligence sessions may occur telephonically or by videoconferencing) with Parent and/or the Debt Financing Sources;

(iii) cooperating with Parent and its Debt Financing Sources in the preparation of customary materials for customary marketing in connection with the Debt Financing;

(iv) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required in connection with the Debt Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions contemplated hereby) and other customary documents, in each case as may be reasonably requested by Parent or the Debt Financing Sources and that are not effective until as of, or after, the Closing;

(v) cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;

(vi) providing to Parent and the Debt Financing Sources at least four (4) Business Days prior to the Closing all documentation and other information required by bank regulatory authorities in the United States under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and any beneficial ownership certification required in connection with 31 C.F.R. Section 1010.230, in each case, to the extent reasonably requested ten (10) days prior to the Closing;

(vii) facilitating the granting of a security interest (and the perfection thereof) in collateral (including obtaining insurance certificates with customary endorsements and delivering original stock certificates with customary stock powers as required in connection with the Debt Financing) and the termination of any existing guarantee and collateral arrangements in respect thereof;

(viii) subject to customary confidentiality agreements, using reasonable best efforts to cooperate with the due diligence investigation of the Debt Financing Sources, to the extent customary and reasonable; and

(ix) causing the taking of all corporate and other actions by the Company and its Subsidiaries that are reasonably requested by Parent to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent and/or Merger Sub as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company or any of its Subsidiaries who retain their respective positions as of the Closing.

(e) The Company consents to the customary and reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, (A) none of the Company or any of its Subsidiaries shall be required to execute or enter into any certificate, instrument, agreement or other document in connection with the Debt Financing which will be effective prior to the Effective Time; (B) nothing herein shall require cooperation or other actions or efforts on the part of the Company, its Subsidiaries or any of their Affiliates, or any of their respective directors, officers, employees or agents, in connection with the Debt Financing to the extent it would interfere unreasonably or materially with the business or operations of the Company and its Subsidiaries (it being understood that the assistance described in clauses (i) through (ix) of Section 5.20(d) does not unreasonably or materially interfere with the business or operations of the Company and its Subsidiaries); (C) none of the Company or any of its Subsidiaries will be required to pay any commitment or other similar fee or to incur any other liability or obligation, in each case, in connection with the Debt Financing prior to the Closing; (D) nothing herein shall require the board of directors or similar governing body of the Company or any of its Subsidiaries, prior to the Closing, to adopt resolutions approving the agreements, documents or instruments pursuant to which the Debt Financing is made (it being agreed and understood that Persons who will continue as directors or managers of the Company or any of its Subsidiaries after the Closing may be required to execute and deliver in escrow resolutions or consents to approve or authorize the execution of the Debt Financing that will be effective at the Closing); and (E) none of the Company, any of its Subsidiaries or any of their Representatives shall be required to deliver any legal opinions. All information provided or made available by or on behalf of the Company or its Subsidiaries pursuant to this Section 5.20 shall be kept confidential in accordance with the Confidentiality Agreement, it being understood that such information may be shared with prospective Debt Financing Sources, subject to such Debt Financing Sources agreeing to be bound by customary confidentiality undertakings.

(f) Parent shall (x) reimburse the Company for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company, any of its Subsidiaries or any of their respective Representatives in connection with their cooperation pursuant to Section 5.20(d), promptly upon receipt of the Company’s written request therefor and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities suffered or incurred by them in connection with the cooperation provided pursuant to Section 5.20(d) or any information provided in connection therewith, except to the extent such liabilities arise out of or result from the gross negligence, Fraud or willful misconduct by the Company, its Subsidiaries or any of their respective equityholders, parent entities, agents or other Representatives.

(g) Notwithstanding anything to the contrary, the condition set forth in Section 6.2(b), as it applies to the Company’s obligations under this Section 5.20, shall be deemed satisfied unless the Debt Financing (or any Alternative Financing) has not been obtained as a result of the Company’s material breach of its obligations under this Section 5.20.

Article VI
CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law, except with respect to Section 6.1(a) which shall not be waivable) on or prior to the Closing Date of the following conditions:

(a) Requisite Company Stockholder Approvals. The Company shall have obtained the Requisite Company Stockholder Approvals.

(b) ASX Approvals. All waivers, confirmations or approvals required to be obtained from the ASX to facilitate the Merger shall have been obtained (and any conditions imposed by ASX granting its waiver, confirmation or approval have been satisfied).

(c) No Legal Prohibition. No Order, whether temporary, preliminary or permanent, by any court or other Governmental Entity of competent jurisdiction (including but not limited to, the ASX and ASIC) shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Transactions, including the Merger.

(d) Regulatory Approvals; Expiration of Waiting Period. All of the Filings and Governmental Approvals set forth on Section 6.1(d) of the Company Disclosure Letter shall have been made or obtained, as applicable, and shall be in full force and effect.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) clause (ii) of Section 3.9 (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the date of this Agreement and as of the Effective Time, (ii) Section 3.2(a), Section 3.2(b) and Section 3.2(g) (Capitalization) shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time, except, in each case, for any de minimis inaccuracies, (iii) the first sentence of Section 3.1(a) (Corporate Organization), Section 3.3 (Corporate Authorization) and Section 3.22 (Brokers and Finders’ Fees) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualification contained in them, at and as of the date of this Agreement and at and as of the Effective Time, as though made on and as of the Effective Time, except, in the case of clause (iv) only, where the failure of such representations and warranties to be true and correct has not had a Company Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a) (Corporate Organization) and Section 4.2 (Corporate Authorization) shall, if qualified by materiality or Parent Material Adverse Effect, be true and correct in all respects or, if not so qualified, be true and correct in all material respects, as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifiers therein), as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (ii) only, where the failure of such representations and warranties to be true and correct has not had a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by Parent or Merger Sub, as applicable, under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was principally caused by such party’s breach of any of its obligations under this Agreement.

Article VII
TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows, and subject to any required authorizations of the Company Board of Directors or the board of directors of Merger Sub to the extent required by the DGCL (and in the case of the Company Board of Directors, acting upon the recommendation of the Special Committee), as applicable (and notwithstanding the adoption of this Agreement by Parent as the sole stockholder of Merger Sub):

(a) by the mutual written consent of the Company (upon approval of the Special Committee) and Parent;

(b) by either the Company (upon approval of the Special Committee) or Parent, if the Requisite Company Stockholder Approvals shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting or at any adjournment or postponement thereof;

(c) by either the Company (upon approval of the Special Committee) or Parent if the Closing shall not have occurred on or prior to 12:01 a.m., Chicago time, on September 20, 2024 (such date, the “End Date”), whether such date is before or after the date of the receipt of Requisite Company Stockholder Approvals; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;

(d) by either the Company (upon approval of the Special Committee) or Parent if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was due to the material breach of such Party of any representation, warranty, covenant or agreement of such Party set forth in this Agreement;

(e) by the Company (upon approval of the Special Committee) (provided, that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied), if: (A) Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b); and (B) the relevant breach, failure to perform or inaccuracy referred to in clause (A) of this Section 7.1(e) either is not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following written notice from the Company to Parent describing such breach, failure or inaccuracy in reasonable detail;

(f) by the Company (upon approval of the Special Committee), prior to obtaining the Requisite Company Stockholder Approvals, in accordance with Section 5.5(e) in order to enter into a definitive agreement providing for a Company Superior Proposal (after compliance in all material respects with the terms of Section 5.5) either concurrently with or immediately following such termination; provided, that immediately prior to or concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Company Termination Fee in the manner provided in Section 7.3(a)(i);

(g) by Parent (provided, that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein such that any condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied), if (A) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, if it occurred or was continuing to occur at the Effective Time, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), (B) the relevant breach, failure to perform or inaccuracy referred to in clause (A) of this Section 7.1(g) either is not curable or is not cured by the earlier of (x) the End Date and (y) the date that is thirty (30) calendar days following written notice from Parent to the Company describing such breach, failure or inaccuracy in reasonable detail, and (C) the relevant breach, failure to perform or inaccuracy referred to in clause (A) of this Section 7.1(g) is not an inaccuracy in any representation or warranty of the Company set forth in Article III that the Company can reasonably demonstrate the individuals listed on Section 8.20(a)(xlv) of the Parent Disclosure Letter had actual knowledge of, without any obligation to have undertaken due inquiry, prior to the date of this Agreement;

(h) by Parent if, prior to obtaining the Requisite Company Stockholder Approvals, a Company Adverse Recommendation Change shall have occurred; provided, that the Company pays to Parent the Company Termination Fee in the manner provided in Section 7.3(a)(ii); and

(i) by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing), (ii) Parent and Merger Sub shall have failed to consummate the Transaction by the date on which the Closing should have occurred pursuant to Section 1.2, (iii) the Company has provided to Parent and Merger Sub irrevocable written notice stating that (A) all of the closing conditions set forth in Section 6.1 and Section 6.3 have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) and (B) the Company is ready, willing and able to consummate, and will consummate, the Closing as of such date and prior to such termination and (C) the Company intends to terminate this Agreement pursuant to this Section 7.1(i) and (iv) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following such irrevocable notice; provided, that (x) the conditions to the obligations of Parent and Merger Sub set forth in Section 6.1 and Section 6.2 must remain continuously satisfied throughout such five (5) Business Day period and (y) Parent shall not be entitled to terminate this Agreement during such five (5) Business Day period.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall terminate and become void and of no effect (except that the Confidentiality Agreement and the provisions of Section 3.26, Section 4.18, Section 5.2(d), this Section 7.2, Section 7.3 and Article VIII shall survive any termination in accordance with their respective terms), and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective Representatives or Affiliates, except that (x) no such termination shall relieve any Party of its obligation to pay the Parent Termination Fee or Company Termination Fee, as applicable, pursuant to Section 7.3 and (y) such Party shall not be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement or its Fraud. Notwithstanding anything to the contrary in this Agreement, in no event shall, subject to Section 8.17:

(i) the aggregate monetary liability of any of Parent, Merger Sub or the Guarantors relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by Parent or Merger Sub and any consequential, special, indirect, punitive or other damages) exceed $2,500,000 (the “Parent Damages Cap”), and under no circumstances shall any Person (including the Company, its Subsidiaries, the Company’s stockholders and their respective Affiliates) be entitled to seek or obtain any monetary recovery or award (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by Parent or Merger Sub or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Parent Damages Cap against Parent, Merger Sub or the Guarantors for, or with respect to, this Agreement or the Transactions (including any claim for breach (including a Willful and Material Breach or Fraud)), the termination of this Agreement, the failure to consummate the Transactions (including the Merger) or any claims or Actions under applicable Law arising under this Agreement, thereunder or otherwise; and

(ii) the aggregate monetary liability of the Company and its Subsidiaries relating to or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by the Company and any consequential, special, indirect, punitive or other damages) exceed $2,000,000 (the “Company Damages Cap”), and under no circumstances shall any Person (including the Parent, Merger Sub and their respective Affiliates) be entitled to seek or obtain any monetary recovery or award (including monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by the Company or any consequential, special, indirect, punitive or other damages) in the aggregate in excess of the Company Damages Cap against the Company or its Subsidiaries for, or with respect to, this Agreement or the Transactions (including any claim for breach (including a Willful and Material Breach or Fraud)), the termination of this Agreement, the failure to consummate the Transactions (including the Merger) or any claims or Actions under applicable Law arising under this Agreement, thereunder or otherwise.

(b) The Parties acknowledge and agree that nothing in this Section 7.2 or Section 7.3 shall be deemed to affect their right to specific performance under Section 8.5. Notwithstanding anything to the contrary in this Agreement, it is agreed that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.5, under no circumstances will the Company or any of its Affiliates be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) payment of any monetary damages in accordance with this Section 7.2. Notwithstanding anything to the contrary in this Agreement, it is agreed that, although Parent and/or Merger Sub, in their sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.5, under no circumstances will Parent, Merger Sub or any of their Affiliates be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) payment of any monetary damages in accordance with this Section 7.2.

Section 7.3 Termination Fee.

(a) Company Termination Fee.

(i) If this Agreement is terminated by the Company pursuant to and in accordance with Section 7.1(f), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds immediately prior to or concurrently with such termination.

(ii) If this Agreement is terminated by Parent pursuant to and in accordance with Section 7.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within ten (10) Business Days after such termination.

(iii) If (A) a Company Takeover Proposal shall have been publicly disclosed by any Person after the date of this Agreement and not withdrawn prior to a termination of this Agreement as contemplated by this Section 7.3(a)(iii) and thereafter this Agreement is terminated (x) by Parent or the Company pursuant to Section 7.1(c) and at the time of such termination the conditions set forth in Section 6.1(c) and Section 6.1(d) have been satisfied, (y) by Parent pursuant to Section 7.1(g) or (z) by Parent or the Company pursuant to Section 7.1(b) and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal that is subsequently consummated (whether within such twelve (12) month period or thereafter), then the Company shall pay Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) of immediately available funds upon the consummation of such transaction; provided, that for the purposes of this Section 7.3(a)(iii), all references in the definition of Company Takeover Proposal to “twenty percent (20%)” shall instead be references to “fifty percent (50%).”

(iv) If this Agreement is terminated by Parent pursuant to and in accordance with Section 7.1(g), the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within ten (10) Business Days after such termination.

(v) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d), and such Order (or such Order becoming final and nonappealable) as described in Section 7.1(d) was primarily due to the material breach of the Company of a representation, warranty, covenant or agreement of the Company set forth in this Agreement, then the Company shall pay to Parent the Company Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds within ten (10) Business Days after such termination.

(vi) “Company Termination Fee” means a cash amount equal to $1,500,000.

(b) Parent Termination Fee.

(i) Subject to Section 7.3(b)(iv) below, if this Agreement is terminated by the Company pursuant to Section 7.1(e) or Section 7.1(i), then Parent shall pay the Parent Termination Fee to the Company in immediately available funds, within ten (10) Business Days after such termination.

(ii) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d), and such Order (or such Order becoming final and nonappealable) as described in Section 7.1(d) was primarily due to the material breach of Parent of a representation, warranty, covenant or agreement of Parent set forth in this Agreement, then Parent shall pay the Parent Termination Fee to the Company in immediately available funds, within ten (10) Business Days after such termination.

(iii) “Parent Termination Fee” means $2,000,000.

(iv) Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to seek or obtain any monetary recovery or award (including the Parent Termination Fee pursuant to this Section 7.3(b), monetary damages in lieu of specific performance, damages for Willful and Material Breach or Fraud by Parent or Merger Sub or any consequential, special, indirect, punitive or other damages) in the event that Parent is then, or at any time after the date of this Agreement has been, prohibited from validly terminating this Agreement pursuant to Section 7.1(g) primarily as a result of a failure of the condition set forth in clause (C) thereof.

(c) Notwithstanding anything in this Agreement to the contrary, (i) Parent’s right to either (A) seek an order of specific performance against the Company prior to the termination of this Agreement as permitted by and subject to the requirements of Section 8.5 or (B) validly terminate this Agreement pursuant to Section 7.3(a) and receive the Company Termination Fee, shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) no member of the Company Group shall have any further liability of any kind for any reason arising out of or in connection with the Transactions. Notwithstanding the foregoing, this Section 7.3(c) will not relieve the Company from any liability for any Fraud or Willful and Material Breach of this Agreement, in each case occurring prior to the termination of this Agreement, except that under no circumstances will any member of the Company Group have liability for damages based upon, relating to, resulting from, in connection with or arising out of this Agreement (including any payment of the Company Termination Fee and any monetary damages including for Fraud or Willful and Material Breach) that exceeds, in the aggregate, the Company Damages Cap. In the event that Parent receives any payments from the Company in respect of a breach of this Agreement and thereafter Parent is entitled to receive the Company Termination Fee under this Section 7.3, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any such payments made by the Company to Parent. In the event that Parent receives the Company Termination Fee under this Section 7.3 and is subsequently entitled to receive any payments from the Company in respect of Fraud or Willful and Material Breach of this Agreement, the amount of any such payments due shall be reduced by the amount of the Company Termination Fee. In no event shall Parent be entitled to more than one payment of the full Company Termination Fee in connection with a termination of this Agreement pursuant to which such Company Termination Fee is payable.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Company’s right to either (A) seek an order of specific performance against Parent and Merger Sub prior to the termination of this Agreement as permitted by and subject to the requirements of Section 8.5 or (B) validly terminate this Agreement pursuant to Section 7.3(b) and receive the Parent Termination Fee (including the Company’s right to enforce the Limited Guaranty to receive such Parent Termination Fee from the Guarantors if due and payable in accordance with and subject to the limitations in this Agreement and the Limited Guaranty), shall be the sole and exclusive remedy of the Company for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and (ii) no member of the Parent Group shall have any further liability of any kind for any reason arising out of or in connection with the Transactions. Notwithstanding the foregoing, this Section 7.3(d) will not relieve Parent or Merger Sub from any liability for any Fraud or Willful and Material Breach of this Agreement, in each case occurring prior to the termination of this Agreement, except that under no circumstances will any member of the Parent Group (including Parent and Merger Sub) have liability for damages based upon, relating to, resulting from, in connection with or arising out of this Agreement (including any payment of the Parent Termination Fee and any monetary damages including for Fraud or Willful and Material Breach) that exceeds, in the aggregate, the Parent Damages Cap. In the event that the Company receives any payments from Parent or Merger Sub in respect of a breach of this Agreement and thereafter the Company is entitled to receive the Parent Termination Fee under this Section 7.3, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any such payments made by Parent or Merger Sub to the Company. In the event that the Company receives the Parent Termination Fee under this Section 7.3 and is subsequently entitled to receive any payments from Parent or Merger Sub in respect of Fraud or Willful and Material Breach of this Agreement, the amount of any such payments due shall be reduced by the amount of the Parent Termination Fee. In no event shall the Company be entitled to more than one payment of the full Parent Termination Fee in connection with a termination of this Agreement pursuant to which such Parent Termination Fee is payable. Notwithstanding the foregoing, nothing in this Section 7.3(d) shall in any way limit or modify the rights of Parent and its Affiliates under the Credit Agreement or the obligations of the Debt Financing Sources under the Credit Agreement.

(e) Each of the Parties hereto acknowledges that neither the Company Termination Fee nor the Parent Termination Fee is intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company in the circumstances in which such Company Termination Fee or Parent Termination Fee, as applicable, is due and payable and which do not involve Fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(f) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if a Party fails to pay in a timely manner any amount due pursuant to Section 7.3(a), and, in order to obtain such payment, a non-breaching Party commences a suit that results in a judgment against the breaching Party for the amounts set forth in this Section 7.3 or any portion thereof, then (i) the breaching Party shall reimburse the non-breaching Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection under and enforcement of this Section 7.3 and (ii) the breaching Party shall pay to the non-breaching Party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%).

Article VIII
MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger; provided, that this Section 8.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance or compliance in whole or in part after the Effective Time or otherwise expressly by its terms survives the Effective Time (including the provisions of Section 3.26, Section 4.18, Section 5.6 and Section 5.10).

Section 8.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided, however, that each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other similar fees that may be imposed upon, payable or incurred in connection with this Agreement, the Merger and the other Transactions (such Taxes or fees, “Transfer Taxes”) except that neither Parent nor the Surviving Corporation shall be liable for any Transfer Taxes described in Section 2.2(d).

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Performance.

(a) Each of the Parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts; provided, however, that each party agrees that a final judgment in the aforesaid court shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law and in any other court. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(b) The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the valid termination of this Agreement pursuant to Article VII, subject to the limitations set forth therein and in this Section 8.5 and Section 8.6, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement, and the right of the Company to cause Parent to cause the Debt Financing to be funded pursuant to the terms hereof and to enforce the obligations of the Guarantors pursuant to the terms of the Limited Guaranty and hereof, as applicable, in any court referred to in Section 8.5(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(c) Notwithstanding the foregoing or anything else to the contrary in this Agreement, the parties agree that, prior to the valid termination of this Agreement in accordance with Section 7.1, the Company may seek and obtain an injunction, specific performance or other equitable remedies to specifically enforce Parent’s obligation to consummate the Closing at the time the Closing is required to occur on the terms and conditions set forth herein, in each case, if and only if (and only so long as): (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been (and remain) satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing), (ii) Parent and Merger Sub shall have failed to consummate the Transaction by the date on which the Closing should have occurred pursuant to Section 1.2, (iii) the Debt Financing has been funded in full or will be funded in full at the Closing, in each case in accordance with the terms and conditions of the Credit Agreement (provided, that, subject to the rights of the Company under this Section 8.5(c), Parent and Merger Sub shall not be required to consummate the Closing if the Debt Financing is not in fact funded at or prior to the Closing), (iv) the Company has provided to Parent and Merger Sub irrevocable written notice stating that (A) all of the closing conditions set forth in Section 6.1 and Section 6.3 have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) and (B) the Company is ready, willing and able to consummate, and will consummate, the Closing if specific performance is granted and (v) Parent and Merger Sub fail to consummate the Closing within five (5) Business Days following such irrevocable notice; provided, that the conditions to the obligations of Parent and Merger Sub set forth in Section 6.1 and Section 6.2 must remain continuously satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided, that each such condition is then capable of being satisfied if the Closing were to occur at such time and will be satisfied at the Closing) throughout such five (5) Business Day period.

For the avoidance of doubt, in no event shall (a) the Company be entitled to specifically enforce (or to bring any action or proceeding in equity seeking to specifically enforce) Parent’s rights to effect the Closing other than as expressly provided in this Section 8.5(c) and (b) the Company, Parent or Merger Sub be entitled to seek or specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement against any other party hereto other than under the circumstances expressly set forth in Section 8.5(b) and Section 8.5(c).

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent by electronic mail to the party to be notified during a Business Day (or on the next Business Day if sent after 5:00 pm Central Time on such Business Day or on any non-Business Day), or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or Merger Sub:

c/o Sterling Partners
167 N. Green St., 4th Floor
Chicago, IL 60607

Attention:	M. Avi Epstein
Courtney Altman
Email:	aepstein@sterlingpartners.com
caltman@sterlingpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654

Attention:	Steven V. Napolitano, P.C.
Email:	steven.napolitano@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention:	Peter Seligson
Email:	peter.seligson@kirkland.com

To the Special Committee:

Special Committee of Keypath Education International, Inc.
c/o Keypath Education International, Inc.
1501 East Woodfield Road, Suite 204N
Schaumburg, IL 60173

Attention:	Eric Israel
Email:	eric.israel@keypathedu.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661

Attention:	Saul Rudo
Mark D. Wood
Thomas F. Lamprecht
Email:	saul.rudo@katten.com
mark.wood@katten.com
thomas.lamprecht@katten.com

To the Company:

Keypath Education International, Inc.
1501 East Woodfield Road, Suite 204N
Schaumburg, IL 60173

Attention:	Eric Israel
Email:	eric.israel@keypathedu.com

with a copy to (which shall not constitute notice):

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661

Attention:	Saul Rudo
Mark D. Wood
Thomas F. Lamprecht
Email:	saul.rudo@katten.com
mark.wood@katten.com
thomas.lamprecht@katten.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent to consummate the Merger and the other Transactions), (b) after the Effective Time, to any Debt Financing Source (or agent therefor) for purposes of creating a security interest in all or any part of its rights under this Agreement (provided, that no such assignment will limit Parent’s or Merger Sub’s obligations hereunder), and (c) after the Effective Time, to any Person; provided, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction (a) shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and (b) shall not, solely by virtue thereof, be invalid or unenforceable in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the Parties shall negotiate in good faith to determine a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules and annexes hereto (including the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and except as provided by Section 8.13, this Agreement is not intended to grant standing to any Person other than the Parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party waiving such provision; provided, however, that in the event that this Agreement has been approved by the stockholders of the Company in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such stockholders without such approval. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent permissible by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein.

Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, this Section 8.11 and Section 8.15(a), as such provisions relate to the Debt Financing Sources, shall not be waived in a manner that is adverse in any material respect to any Debt Financing Source without the prior written consent of the Debt Financing Sources party to the Credit Agreement that have consent rights over amendments to this Agreement.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Except as provided in Section 3.26, Section 4.18, Section 5.6 and Section 5.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that (x) from and after the Effective Time, the provisions of Article II relating to the payment of the Transaction Consideration and any amounts contemplated to be paid pursuant to Section 2.3 shall be enforceable by the holders of Company Common Stock as of immediately prior to the Effective Time and by Persons entitled to receive such other consideration and (y) the holders of Company Common Stock and Company Equity Awards shall be entitled to pursue claims for damages (including the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) and other relief, including equitable relief, for a breach or threatened breach by Parent or Merger Sub of its obligations under this Agreement; provided, that the rights granted pursuant to this clause (y) shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company and shall be deemed to be damages of the Company. The Parties further agree that the rights of third-party beneficiaries under Section 3.26, Section 4.18, Section 5.6 and Section 5.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.11 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.14 Special Committee Matters. For all purposes of this Agreement, the Company (prior to the Effective Time) and the Company Board of Directors, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed or recommended by the Special Committee or its designees. Prior to the Effective Time, without the consent of the Special Committee, the Company Board of Directors shall not (a) eliminate, revoke or diminish the authority of the Special Committee or (b) remove or cause the removal of any director of the Company Board of Directors that is a member of the Special Committee as a member of the Special Committee. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

Section 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Annex or Exhibit such reference shall be to an Article, Section, Annex or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any agreement or instrument referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and references to all attachments thereto and instruments incorporated therein. References to “dollars” or “$” shall mean United States dollars and references to “Australian dollars” or “AU$” shall mean Australian dollars. Any reference to days means calendar days unless Business Days are expressly specified. References to “written” or “in writing” include in electronic form. When used in Article III or Section 5.1 in relation to the Company or its Subsidiaries, the word “material” shall be deemed to mean “material to the Company and its Subsidiaries taken as a whole” and when used in Article IV in relation to Parent or its Subsidiaries, shall be deemed to mean “material to Parent and its Subsidiaries taken as a whole.” The phrase “made available” or any like phrase means that the document, information or Contract in question (i) has been posted to the “data room” managed by or on behalf of the Company prior to 5:00 p.m. Eastern time on the Business Day before the date hereof, (ii) is available through EDGAR prior to 5:00 p.m. Eastern time on the Business Day before the date hereof or (iii) has been provided to a representative of Parent in connection with their services on behalf of the Company.

(b) Unless expressly stated otherwise, or context otherwise requires, references in this agreement to (i) the holders of shares of Company Common Stock includes holders of Company CDIs but does not include the Depositary as a legal holder of shares of Company Common Stock, and (ii) shares of Company Common Stock and Company CDIs will be interpreted so as to avoid double counting of shares of Company Common Stock held by the Depositary in which holders of Company CDIs have a beneficial interest.

Section 8.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself, its Subsidiaries and each of its Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Credit Agreement) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any (i) New York State Court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York (Borough of Manhattan), so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Credit Agreement or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Affiliates, security holders, shareholders, managers, members, officers, directors, employees, agents, advisors, other Representatives and successors or assigns to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Credit Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any (i) New York State Court sitting in the County of New York or (ii) the United States District Court for the Southern District of New York (Borough of Manhattan), (d) agrees that service of process upon any party hereto or its Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 8.7, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) knowingly, voluntarily and intentionally waives the right any may have to a trial by jury in respect to any litigation based hereon (including any litigation involving the Debt Financing Sources under the Debt Financing), or arising out of, under, or in connection with this Agreement and any agreement contemplated or to be executed in connection therewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements, (g) agrees that none of the Debt Financing Sources will have any liability to any party hereto or any of its Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Credit Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.15(a), and that such provisions shall not be amended in any way materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Credit Agreement that have consent rights over amendments to this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall in any way limit or modify the rights of Parent, Merger Sub and their respective Affiliates, or the obligations of the Debt Financing Sources, under the Credit Agreement.

Section 8.17 No Recourse Against Non-Party Affiliates. Notwithstanding anything that may be expressed or implied herein or any document, agreement or instrument delivered contemporaneously herewith, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their respective successors or permitted assigns), or any former, current or future general or limited partner, manager, shareholder or member of any Party (or any of their respective successors or permitted assigns) or any Affiliate thereof or any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but, in each case, not including the Parties (each, but excluding, for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise), by or on behalf of such Party against a Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, or under any documents or instruments delivered contemporaneously herewith, at or prior to Closing, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of or by reason of such obligations or their respective creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Non-Party Affiliate is party to or bound by such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to any such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.17.

Section 8.18 Legal Representation and Privilege.

(a) The Company.

(i) Each Party hereby agrees, on behalf of itself, its Affiliates and its and their respective directors, managers, officers, owners and employees, and each of their respective successors and assigns (all such parties, collectively, the “Waiving Parties”), that Katten Muchin Rosenman LLP (or any successor thereto) (“Katten”) may represent the Company and/or any of its directors, managers, officers, owners, employees, Subsidiaries, Affiliates or Representatives (the “Company Group”) (it being understood and agreed that Parent shall not be deemed an Affiliate for purposes of this definition) in connection with any dispute, claim, Proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “Company Post-Closing Representation”), notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each Party, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to any of the Waiving Parties. Each of the Parties acknowledges and agrees that the foregoing provision applies whether or not Katten provides legal services to the Company after the Closing Date.

(ii) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Katten (or any other counsel that represented the Company), the Company and/or any member of the Company Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Company Group (but, in all cases, for the avoidance of doubt, excluding Parent and Merger Sub) and are exclusively controlled by the applicable member of the Company Group, and shall not pass to or be claimed by Parent or Merger Sub, any other Subsidiary of Parent or Merger Sub or any other Party or Waiving Party, other than the Company. From and after the Closing, each Party (other than the Company) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Company), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Katten (or any other counsel that represented any member of the Company Group), the Company and/or any member of the Company Group occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or any of its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Company.

(b) Parent.

(i) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Kirkland & Ellis LLP (“Kirkland”) (or any successor thereto) may represent the Parent, Merger Sub and/or any of their respective directors, managers, officers, owners, employees, Affiliates or Representatives (the “Parent Group”) (it being understood and agreed that the Company shall not be deemed an Affiliate for purposes of this definition) in connection with any dispute, claim, Proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions (any such representation, the “Parent Post-Closing Representation”), notwithstanding its representation (or any continued representation) of Parent and Merger Sub in connection with the transactions contemplated by this Agreement, and each Party, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Parent Post-Closing Representation may be directly adverse to any of the Waiving Parties. Each of the Parties acknowledges and agrees that the foregoing provision applies whether or not Kirkland provides legal services to Parent after the Closing Date.

(ii) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Kirkland (or any other counsel that represented any member of the Parent Group), Parent, Merger Sub and/or any member of the Parent Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Parent Group (but, in all cases, for the avoidance of doubt, excluding the Company) and are exclusively controlled by the applicable member of the Parent Group, and shall not pass to or be claimed by the Company or any other Party or Waiving Party, other than the applicable member of the Parent Group. From and after the Closing, each Party (other than Parent) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than Parent), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among Kirkland (or any other counsel that represented any member of the Parent Group), the Parent and/or any member of the Parent Group occurring prior to the Closing in connection with any Parent Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or any of its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of Parent.

Section 8.19 Acknowledgements.

(a) The Company specifically acknowledges and agrees to Parent’s and Merger Sub’s disclaimers of any representations or warranties other than those set forth in (i) Article IV, (ii) any Ancillary Agreement to which any of Parent or Merger Sub is party or (iii) any certificate delivered by any of Parent or Merger Sub pursuant to this Agreement or any such Ancillary Agreement, whether made by Parent, Merger Sub or any of their respective Affiliates or Representatives, and of all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, its Affiliates or Representatives by Parent, Merger Sub or any of their respective Affiliates or Representatives), other than those set forth in (x) Article IV, (y) any Ancillary Agreement to which Parent or Merger Sub is party or (z) any certificate delivered by Parent or Merger Sub pursuant to this Agreement or any such Ancillary Agreement. The Company (I) specifically acknowledges and agrees that, except for the representations and warranties set forth in (A) Article IV, (B) any Ancillary Agreement to which any of Parent or Merger Sub is party or (C) any certificate delivered by any of Parent or Merger Sub pursuant to this Agreement or any such Ancillary Agreement, none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made any other express or implied representation or warranty with respect to any member of the Parent Group, their respective assets or liabilities, their respective business or the Transactions, and (II) with respect to Parent and Merger Sub, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

(b) Each of Parent and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in (i) Article III, (ii) any Ancillary Agreement to which the Company is party or (iii) any certificate delivered by the Company pursuant to this Agreement or any such Ancillary Agreement, whether made by the Company or any of its Affiliates or Representatives, and of all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent or Merger Sub or any of their respective Affiliates or Representatives by the Company or any of its Affiliates or Representatives), other than those set forth in (x) Article III, (y) any Ancillary Agreement to which the Company is party or (z) any certificate delivered by the Company pursuant to this Agreement or any such Ancillary Agreement. Each of Parent and Merger Sub (I) specifically acknowledges and agrees that, except for the representations and warranties set forth in (A) Article III, (B) any Ancillary Agreement to which the Company is party or (C) any certificate delivered by the Company pursuant to this Agreement or any such Ancillary Agreement, neither the Company nor any of its Affiliates or Representatives has made any other express or implied representation or warranty with respect to any member of the Company Group, any of their respective assets or liabilities, their respective businesses or the Transactions, and (II) with respect to the Company, irrevocably and unconditionally waives and relinquishes any and all rights, Proceedings or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or relating to any such other representation or warranty.

Section 8.20 Definitions.

(a) Certain Specified Definitions. As used in this Agreement:

(i) “Action” means any legal or administrative proceeding, claim, suit, arbitration, mediation, charge, complaint, litigation or similar action.

(ii) “Affiliate” of any Person means another Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

(iii) “Affiliated Stockholders” means the Sponsor, the Specified Stockholder and their respective controlled Affiliates that are holders of shares of Company Common Stock.

(iv)   “Ancillary Agreement” means the Confidentiality Agreement, the Rollover Agreement, Support Agreement, the Limited Guaranty and any other agreement, certificate or other instrument executed and delivered in connection with this Agreement.

(v) “Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of bribery and corruption and money laundering, including the United States Foreign Corrupt Practices Act of 1977.

(vi)   “Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(vii) “ASIC” means the Australian Securities and Investments Commission.

(viii) “ASX” means ASX Limited ACN 008 624 691 or the financial market operated by it, as the context requires.

(ix)   “ASX Guidance Note” means Guidance Note 33 to the ASX Listing Rules as amended from time to time.

(x) “ASX Listing Rules” means the Listing Rules of the ASX as amended or waived and applicable to the Company from time to time.

(xi)   “ASX Settlement Operating Rules” means the rules of ASX Settlement Pty Ltd ACN 008 504 532.

(xii) “Business Day” means any day other than a Saturday, Sunday or any other day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

(xiii) “CHESS” means the Clearing House Electronic Subregister System through which trades in securities quoted on the ASX are cleared and settled.

(xiv)   “Code” means the U.S. Internal Revenue Code of 1986.

(xv) “Company CDI” means CHESS Depositary Interest (as defined in the ASX Settlement Operating Rules), representing beneficial ownership of, but not legal title to, Company Common Stock (in the ratio of one (1) share of Company Common Stock to (1) CDI).

(xvi)   “Company Cash on Hand” means, as of the Closing, all cash of the Company and its Subsidiaries, excluding any cash that is not freely usable because it is subject to restrictions, limitations, deposits on behalf of any other Person, or any check, money order, draft, wire transfer or similar negotiable instrument that has been issued by the Company or any of its Subsidiaries but that is uncashed or uncleared as of the Closing.

(xvii)   “Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

(xviii)   “Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, circumstance or effect shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent that such event, change, circumstance or effect results from, arises out of, or relates to: (a) any changes in general United States or global economic conditions, except to the extent that such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company or any of its Subsidiaries operates, (b) any changes in conditions generally affecting any industry or geographic region in which the Company or any of its Subsidiaries operates, except to the extent that such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company or any of its Subsidiaries operates, (c) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (d) any changes in regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, including interest or currency exchange rates, except to the extent that such changes or conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (e) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions, or analysts’ estimates, in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (f) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action expressly required by this Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries or Affiliates, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, officers or employees, (g) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law following the date hereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (h) any change in accounting requirements or principles required by GAAP (or authoritative interpretations thereof) following the date hereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (i) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military action threatened or underway as of the date of this Agreement, except to the extent that such changes or conditions have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company or any of its Subsidiaries operates, (j) any taking of any action at the written request of Parent or Merger Sub or with the prior written consent of Parent or Merger Sub, (k) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies (including SARS-CoV-2 or COVID-19 and any variants, evolutions or mutations thereof), acts of God or any change resulting from weather events, conditions or circumstances, or (l) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law solely relating to this Agreement, the Merger or the other Transactions.

(xix)   “Company Section 16 Officer” means any Person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(xx) “Company Stock Plan” means the Company’s 2021 Equity Incentive Plan, as amended, and any other plan pursuant to which Company Equity Awards have been granted, and any applicable award agreements granted under the foregoing as in effect on the date of this Agreement.

(xxi)   “Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other Transactions by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon (including to be voted thereon by the Depositary in accordance with the voting instructions of the holders of Company CDIs).

(xxii)   “Company Superior Proposal” means a bona fide, written Company Takeover Proposal (but substituting “50%” for all references to “20%” in the definition of such term) which did not result from a material breach of Section 5.5 that the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel (which shall include the Special Committee’s financial advisor and outside legal counsel), taking into account the timing, likelihood of consummation (it being understood that the likelihood of consummation shall include the likelihood of obtaining requisite approval by the stockholders of the Company for any such Company Takeover Proposal), legal, financial, regulatory and other aspects of such Company Takeover Proposal, including the financing terms thereof, and such other factors as the Company Board of Directors (acting on the recommendation of the Special Committee) or the Special Committee considers to be appropriate, and taking into account any revisions to the terms of this Agreement to which Parent has committed in writing in response to such Company Takeover Proposal in accordance with Section 5.5(e) of this Agreement, is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to the stockholders of the Company than the Transactions contemplated by this Agreement.

(xxiii)   “Company Takeover Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or any of their Affiliates) to the Company or any of its Representatives relating to (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries that would result in such other Person directly or indirectly acquiring (x) beneficial ownership of twenty percent (20%) of more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company or (y) assets or businesses that constitute twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee), (B) any acquisition, in one transaction or a series of related transactions, of the beneficial ownership or the right to acquire beneficial ownership, directly or indirectly, of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company, (C) any direct or indirect acquisition, purchase or license (including the acquisition of stock in any Subsidiary of the Company), in one transaction or a series of related transactions, of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing twenty percent (20%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board of Directors (acting upon the recommendation of the Special Committee) or the Special Committee), (D) any tender offer or exchange offer or any other similar transaction or series of transactions that if consummated would result in any Person or group directly or indirectly acquiring beneficial ownership or the right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing more than twenty percent (20%) of the voting power of the Company or (E) any combination of the foregoing.

(xxiv) “Company Unaffiliated Stockholder Approval” means the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding shares of Company Common Stock beneficially owned by Unaffiliated Stockholders entitled to vote thereon.

(xxv) “Contract” means any contract, note, bond, mortgage, indenture, loan or credit agreement, debenture, deed of trust, license agreement, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding, whether written or oral.

(xxvi) “Corporations Act” means the Australian Corporations Act 2001 (Cth).

(xxvii)  “Credit Agreement” means that certain Credit Agreement, dated as of the date hereof (including all exhibits, schedules and appendices thereto), by and among, inter alios, the Lenders party thereto and Parent, pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide debt financing.

(xxviii)   “Data Security Requirements” means all of the following, in each case to the extent relating to data privacy, protection, or security and applicable to the conduct of the business of the Company or any of its Subsidiaries as currently conducted: (a) all applicable Laws and any related security breach notification requirements under applicable Laws; (b) the Company’s and its Subsidiaries’ own respective published rules, policies, and procedures; and (c) Contracts into which the Company or its Subsidiaries have entered or by which they are otherwise bound.

(xxix) “Debt Financing” means the debt financing committed to be provided by the Lenders pursuant to, and subject to the terms and conditions of, the Credit Agreement.

(xxx) “Debt Financing Conditions” means the conditions precedent set forth in Section 3.2 of the Credit Agreement.

(xxxi) “Debt Financing Sources” means the Lenders and each other Person that at any time has committed to provide or arrange or otherwise entered into agreements to provide or arrange, or otherwise entered into agreements in connection with, all or any part of the Debt Financing in connection with the transactions contemplated hereby, together with each Affiliate of each such Person and each partner, trustee, controlling Person, agent and Representative of each such Person or such Affiliate and their respective successors and assigns.

(xxxii)  “Depositary” means CHESS Depositary Nominees Pty Ltd, the entity that provides depositary services in respect of the Company CDIs.

(xxxiii)   “Depositary Shares” means any shares of Company Common Stock that are underlying the Company CDIs.

(xxxiv) “Environmental Law” means all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution, the protection of the environment, human health and safety or releases or threatened releases of chemicals, materials or substances that are harmful to the environment.

(xxxv) “Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, report, notification, submission or other filing with any Governmental Entity

(xxxvi) “Fraud” means the actual and knowing misrepresentation or actual and knowing omission of facts with the intent to deceive with respect to the representations and warranties set forth in Article III or Article IV or the certificates delivered pursuant to Section 6.2(d) or Section 6.3(c), as applicable, and induce reliance upon such representations and warranties. For the avoidance of doubt, the definition of “Fraud” in this Agreement does not include (i) constructive fraud or other similar fraud claims based on constructive knowledge, negligence, misrepresentation or similar theories or (ii) equitable fraud, promissory fraud, unfair dealings fraud, any torts (including fraud) based on negligence or recklessness or any other similar fraud-based claim or similar theory, excluding, with respect to each of (i) and (ii) of this definition of “Fraud”, for the avoidance of doubt, such actual and knowing misrepresentation or omission that would constitute common law fraud under applicable Law, but only to the extent such actual and knowing misrepresentation or actual and knowing omission meets each of the requirements in the preceding sentence.

(xxxvii) “GAAP” means generally accepted accounting principles in the United States.

(xxxviii)   “Governmental Approval” means any consent, approval, Order, clearance, authorization, waiver, exemption, qualification, action or nonaction of any Governmental Entity.

(xxxix) “Governmental Entity” means any federal, state or local, domestic, foreign, multinational or transnational government, court, agency, commission, authority, bureau, department, board, official, political subdivision, tribunal, public or private arbitrator or arbitral body, or other governmental instrumentality.

(xl)   “Hazardous Substances” means any chemicals, materials or substances defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “hazardous constituent,” “restricted hazardous material,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” “toxic pollutant,” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum products or byproducts, per- and polyfluoroalkyl substances, asbestos and polychlorinated biphenyls.

(xli) “Indebtedness” means, as of any time with respect to any Person, any obligations (including, without limitation, principal, premium, accrued interest, reimbursement or indemnity obligations, bonds, financing arrangements, prepayment and other penalties, breakage fees, sale or liquidity participation amounts, commitment and other fees and related expenses) (A) with respect to indebtedness of such Person, in respect of borrowed money, issued in substitution for or exchange of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), including factoring arrangements or asset securitizations; (B) representing foreign exchange contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates; (C) representing obligations to pay the deferred purchase price of goods and services (including any potential future earnout, indemnification, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business); (D) representing obligations under leases required in accordance with GAAP to be recorded as capital leases; (E) all liabilities or obligations under any unfunded or underfunded defined benefit pension, gratuity, seniority premium, termination indemnity, statutory severance or similar plans or arrangements and (F) any guarantee of any such obligations described in clauses (A) through (E) of this definition by such Person.

(xlii) “Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) patent, patent applications, patent disclosures, inventions, improvements and discoveries (whether or not patentable or reduced to practice); (ii) trade secrets or proprietary confidential information; (iii) copyrights and copyrightable works, works of authorship, all registrations and applications for registration thereof and all moral rights and rights in data, databases, and data collections; (iv) trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and registrations and applications for registration thereof and including the goodwill of the business appurtenant thereto; (v) all rights in software; and (vi) Internet domain names.

(xliii)   “Intervening Event” means an event, development or change in circumstances that is not known or reasonably foreseeable to the Special Committee (or if known, the consequences of which were not known or reasonably foreseeable to the Special Committee as of the date of this Agreement) as of or prior to the date of this Agreement, which event, development or change in circumstances becomes known to the Special Committee prior to the Company Stockholder Meeting (where, for the avoidance of doubt, (x) the fact in and of itself that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of the Company Common Stock or the trading volume thereof (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) shall be considered known and reasonably foreseeable occurrences).

(xliv)   “IT Assets” means the computers, software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are used or required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted.

(xlv)   “Knowledge” means the actual knowledge, after reasonable due inquiry of direct reports, of the executive officers of the Company or Parent, as the case may be, set forth in Section 8.20(a)(xlv) of the Company Disclosure Letter and Section 8.20(a)(xlv) of the Parent Disclosure Letter, respectively.

(xlvi)   “Laws” means, any United States, federal, state or local, or any foreign, law, constitution, treaty, convention, ordinance, code, rule, statute, Order or regulation enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

(xlvii)   “Leased Real Property” means all material real property leased or subleased by the Company or any of its Subsidiaries.

(xlviii)  “Lenders” means the lenders party to the Credit Agreement.

(xlix)   “Lien” means any lien, charge, encumbrance, adverse right or claim and security interest whatsoever, excluding restrictions imposed by securities Laws.

(l) “Non-Recused Directors” means the members of the Company Board of Directors other than the members listed on Section 8.20(a)(l) of the Company Disclosure Letter.

(li) “Order” means any formal charge, order, writ, permit, license, injunction, judgment, decree, ruling, determination, directive, award or settlement of any Governmental Entity or any arbitrator, whether civil, criminal or administrative.

(lii) “Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is a trust, its declaration of trust, trust agreement, certificates of ownership or similar governing instruments required by the Laws of its jurisdiction of formation; and (e) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, trust or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

(liii) “Parent Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with any other event, change, circumstance or effect, materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent or materially delay the consummation of the Merger or the other Transactions.

(liv) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) applicable zoning, building or similar Laws, codes, ordinances and state and federal regulations which are not violated by the current use or occupancy of the applicable real property or the operation of the Company’s or its Subsidiaries’ business thereon, (E) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (F) defects, irregularities or imperfections of title which do not materially interfere with, or materially impair the use of, the property or assets subject thereto, (G) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business or (H) Liens relating to intercompany borrowings among a Person and any of its wholly owned Subsidiaries.

(lv) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a Governmental Entity.

(lvi) “Proceeding” means any suit, Action, audit, claim, proceeding, arbitration or litigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

(lvii) “Representatives” means, when used with respect to any Person, the officers, directors, managers, employees, agents, financial advisors, investment bankers, attorneys and accountants of such Person.

(lviii) “Requisite Company Stockholder Approvals” means (a) the Company Stockholder Approval and (b) the Company Unaffiliated Stockholder Approval.

(lix) “Rollover Amount” means AU$132,301,661.

(lx) “Sanctioned Country” means a country or territory which is the subject of or target of any comprehensive sanctions (at the time of this Agreement, the Crimea, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea, Syria, and Venezuela).

(lxi) “Sanctioned Person” means a Person (A) listed on any sanctions-related list of designated Persons maintained by a relevant Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries conduct business, (B) greater than 50% owned by one or more Persons described in clause (C) above as relevant under applicable Sanctions and Export Control Laws, or (D) located, organized, or resident in a Sanctioned Country.

(lxii) “Sanctions and Export Control Laws” means any applicable Law in any jurisdiction in which the Company or its Subsidiaries conduct business related to (A) export, re-export, transfer, or re-transfer controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations or (B) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union member state and Her Majesty’s Treasury of the United Kingdom.

(lxiii) “Specified Stockholder” means AVI Mezz Co., L.P., a Delaware limited partnership.

(lxiv) “Sponsor” means, collectively, Sterling Capital Partners IV, L.P. and SCP IV Parallel, L.P.

(lxv) “Subsidiaries” means, with respect to the Company and any of its Subsidiaries: any corporation, partnership, association, trust or other form of legal entity (A) whose results were presented on a consolidated basis with the Company on its financial statements for the year ended June 30, 2023 as included in the Company SEC Documents, (B) which more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (C) such Person or any Subsidiary of such Person is a general partner, manager or managing member; and with respect to any other Person, any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner, manager or managing member.

(lxvi)   “Tax” or “Taxes” means any and all U.S. federal, state, local, provincial or non-U.S. taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto).

(lxvii)   “Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

(lxviii)  “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection, assessment or administration of such Tax.

(lxix)   “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.

(lxx)   “Willful and Material Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Index of Defined Terms

Term	Section
Acceptable Confidentiality Agreement	Section 5.5(b)
Agreement	Preamble
Alternative Financing	Section 5.20(b)
Appraisal Provisions	Section 2.1(b)
Bankruptcy and Equity Exception	Section 3.3(e)
Benefits Continuation Period	Section 5.6(a)
BMO	Section 3.22
Book-Entry Shares	Section 2.1(a)(iii)
Cancelled Shares	Section 2.1(a)(ii)
Capitalization Date	Section 3.2(a)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Acquisition Agreement	Section 5.5(d)
Company Adverse Recommendation Change	Section 5.5(d)
Company ASX Documents	Section 3.6(a)
Company Benefit Plans	Section 3.14(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.1(c)
Company Certificate	Section 3.1(c)
Company Common Stock	Recitals
Company Damages Cap	Section 7.2(a)(ii)
Company Disclosure Letter	Article III
Company Group	Section 8.18(a)(i)
Company Indemnified Parties	Section 5.10(a)
Company Material Contract	Section 3.15(a)(x)
Company Organizational Documents	Section 3.1(c)
Company Post-Closing Representation	Section 8.18(a)(i)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.16(c)
Company Reports	Article III
Company RSU Award	Section 2.3(a)
Company SEC Documents	Article III
Company SEC Financial Statements	Section 3.7(c)
Company Stockholder Meeting	Section 5.4
Company Stock Options	Section 2.3(b)
Company Termination Fee	Section 7.3(a)(vii)
Confidentiality Agreement	Section 5.2(d)
Continuing Employees	Section 5.6(a)
D&O Insurance	Section 5.10(c)
Delaware Secretary	Section 1.3
DGCL	Recitals
Dissenting Shares	Section 2.1(b)
Dissenting Stockholder	Section 2.1(b)
Effective Time	Section 1.3
End Date	Section 7.1(c)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(c)

Term	Section
Exchange Act	Article III
Excluded Benefits	Section 5.6(a)
Foreign Plan	Section 3.14(g)
Guarantors	Recitals
IRS	Section 3.14(a)
Katten	Section 8.18(a)(i)
Kirkland	Section 8.18(b)(i)
Labor Agreement	Section 3.20(a)
Letter of Transmittal	Section 2.2(c)(ii)
Limited Guaranty	Recitals
Merger	Recitals
Merger Sub	Preamble
Merger Sub Bylaws	Section 4.1(b)
Merger Sub Certificate	Section 4.1(b)
Merger Sub Common Stock	Section 2.1(a)(iii)
Non-Party Affiliate	Section 8.17
Parent	Preamble
Parent Bylaws	Section 4.1(b)
Parent Certificate	Section 4.1(b)
Parent Damages Cap	Section 7.2(a)(i)
Parent Disclosure Letter	Article IV
Parent Group	Section 8.18(b)(i)
Parent Post-Closing Representations	Section 8.18(b)(i)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permits	Section 3.10
Premium Cap	Section 5.10(c)
Proxy Statement	Section 3.5
Remedial Action	Section 5.7(c)
Required Funding Amount	Section 4.11
Rollover Agreements	Recitals
Rollover Shares	Recitals
Rollover Stockholders	Recitals
Schedule 13E-3	Section 3.5
SEC	Article III
Securities Act	Article III
Solvent	Section 4.12
Special Committee	Recitals
Special Committee Recommendation	Recitals
Specified Stockholder Shares	Recitals
Support Agreement	Recitals
Surviving Corporation	Section 1.1
Takeover Statute	Section 3.21
Trade Controls	Section 3.24(a)
Transaction Consideration	Section 2.1(a)(i)
Transfer Taxes	Section 8.2
Transactions	Recitals
Unaffiliated Stockholders	Recitals
Waiving Parties	Section 8.18(a)(i)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

KARPOS INTERMEDIATE, LLC

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	President

KARPOS MERGER SUB, INC.

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	President

[Signature Page to Agreement and Plan of Merger]

KEYPATH EDUCATION INTERNATIONAL, INC.

By:	/s/ Diana Eilert
Name:	Diana Eilert
Title:	Chair of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Guarantors

1.	Sterling Capital Partners IV, L.P.

2.	SCP IV Parallel, L.P.

EXHIBIT B

Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

FORM OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KEYPATH EDUCATION INTERNATIONAL, INC.

ARTICLE One

The name of the corporation is Keypath Education International, Inc. (the “Corporation”).

ARTICLE Two

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE Three

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE Four

The total number of shares of capital stock that the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE Five

To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL as so amended. No amendment to, modification of, or repeal of this Article Five shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Exhibit B-1

The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Article Five shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE Six

The Corporation is to have perpetual existence.

ARTICLE Seven

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE Eight

Meetings of stockholders may be held within or outside of the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE Nine

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Nine shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE Ten

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE Eleven

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit B-2

ARTICLE TWELVE

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

* * * * *

Exhibit B-3

EXHIBIT C

Form of Amended and Restated Bylaws of the Surviving Corporation

FORM OF
AMENDED AND RESTATED BYLAWS
OF
KEYPATH EDUCATION INTERNATIONAL, INC.
A Delaware Corporation

(Adopted as of [●])

ARTICLE I.

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the corporation’s registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings. An annual meeting of the stockholders shall be held each year. The date, time and place, if any, of the annual meeting shall be determined by either the board of directors or the president of the corporation. No annual meeting of the stockholders need be held if not required by the certificate of incorporation or by the General Corporation Law of the State of Delaware.

Section 2. Special Meetings. Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place (if any), within or without the State of Delaware, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by the board of directors or the president and shall be called by the president upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president.

Section 3. Place of Meetings. The board of directors or the president may designate a place (if any), either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting. If no designation is made, then the place of meeting shall be the principal executive office of the corporation. If stockholders are permitted to participate or be deemed present at a stockholder meeting by means of remote communications, the procedures set forth in Section 211(a) of the General Corporation Law of the State of Delaware shall apply.

Exhibit C-1

Section 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting, and (ii) the giving of such separate notice, and (d) if by any other form of electronic transmission, when directed to the stockholder. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (x) the corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the corporation in accordance with such consent and (y) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this section shall require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (1) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (2) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Exhibit C-2

Section 6. Quorum. The holders of a majority of the votes represented by the issued and outstanding shares of capital stock entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise required by statute or by the certificate of incorporation. If a quorum is not present, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place, if any. The chairperson of the meeting shall also have the power to adjourn a stockholder meeting, whether or not a quorum is present. The chairperson of a stockholder meeting shall be the president of the corporation or such other person designated by the board of directors.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, if any, notice need not be given of the adjourned meeting if the time, place and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the General Corporation Law of the State of Delaware, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held by such stockholder.

Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Exhibit C-3

Section 11. Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 12. Action by Written Consent. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing, in accordance with Section 228(e) of the General Corporation Law of the State of Delaware (as amended from time to time). Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 13. Action by Telegram, Cablegram or Other Electronic Transmission Consent. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section; provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (b) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors.

Exhibit C-4

ARTICLE III.

DIRECTORS

Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of initial directors shall be the number of directors elected by the incorporator or named in the initial certificate of incorporation, and thereafter, the number of directors shall be established from time to time by resolution of the board of directors in accordance with the next sentence. The board of directors shall consist of that number of directors as determined from time to time by the board of directors, but shall in no event exceed ten (10). The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided. The provisions in this Article III shall be subject to the terms and conditions of any stockholders’ agreement then in effect by and among the corporation and any of its stockholders (the “Stockholders Agreements”) and the certificate of incorporation.

Section 3. Removal and Resignation. Subject to the provision of the Stockholders Agreements, any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the voting power of the shares entitled to vote thereon. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the certificate of incorporation or the Stockholders Agreements, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

Section 4. Vacancies. Subject to the provisions of the Stockholders Agreements, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors, even if less than a quorum, and in accordance with the Stockholders Agreements. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Exhibit C-5

Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without notice immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called from time to time by any director, and such director calling such meeting may fix the date, time and place (if any) of such meeting. Notice of each special meeting of the board of directors stating the date, place, if any, and time of such meeting shall be given to each director by hand, telephone, telecopy, electronic mail, overnight courier or U.S. mail at least twenty-four (24) hours prior to any special meeting of the board of directors. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 7. Quorum, Required Vote and Adjournment. Directors then in office holding a majority (or such greater number required by applicable law) of the total voting power of the total number of authorized directorships shall constitute a quorum for the transaction of business. The affirmative vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors.

Section 8. Committees. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

Exhibit C-6

Section 11. Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 12. Action by Written Consent. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV.

OFFICERS

Section 1. Number. The officers of the corporation shall be elected by the board of directors and may consist of a president, one (1) or more vice-presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Exhibit C-7

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6. The President. The president shall be the chief executive officer of the corporation, and subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees, and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall have the power to execute bonds, mortgages and other contracts, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be delegated by the board of directors (or by another authorized person) to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.

Section 7. Vice-presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these bylaws may, from time to time, prescribe.

Section 8. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or bylaw, and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

Exhibit C-8

Section 9. The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the president or these bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 10. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may, from time to time, be prescribed by resolution of the board of directors.

Section 11. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Indemnification. The corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee, or agent of the corporation or, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the board of directors.

Section 2. Advancement of Expenses. The corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director, officer, employee, or agent of the corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article V, Section 2 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the corporation, subject to such terms and conditions as the general counsel of the corporation in his or her discretion deems appropriate.

Exhibit C-9

Section 3. Non-Exclusivity of Rights. The rights conferred on any person by this Article V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the General Corporation Law of the State of Delaware.

Section 4. Other Indemnification. The corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Section 5. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of the State of Delaware.

Section 6. Repeal, Amendment, or Modification. Any amendment, repeal, or modification of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI.

CERTIFICATES OF STOCK

Section 1. Form. The board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. If the corporation elects to certificate its shares, every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by by any two officers of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such officer may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates representing shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Exhibit C-10

Section 2. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

Exhibit C-11

Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates representing a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.

Section 7. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

Exhibit C-12

ARTICLE VII.

GENERAL PROVISIONS

Section 1. Dividends. Subject to any applicable provisions of the certificate of incorporation, dividends payable upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president or any other duly elected officer of the corporation, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Exhibit C-13

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9. Section Heading. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10. Inconsistent Provisions. In the event that any provision of these bylaws is or becomes inconsistent with any provision of the certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 11. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

ARTICLE VIII.

AMENDMENTS

These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

ARTICLE IX.

CERTAIN BUSINESS COMBINATIONS

The corporation, by the affirmative vote (in addition to any other vote required by law or the certificate of incorporation) of its stockholders holding a majority of the shares entitled to vote, expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

Exhibit C-14